Exhibit 99.1

Execution Version

THIS LOAN IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO THE INFORMATION REPORTING REQUIREMENTS SET FORTH IN TREASURY REGULATION 1.1275-3.

PLEASE REQUEST IN WRITING INFORMATION REGARDING THE DEBT INSTRUMENT’S ISSUE PRICE, OID, ISSUE DATE, AND YIELD TO MATURITY IN THE MANNER SPECIFIED IN SECTION 13.9.

SECOND LIEN TRANCHE A CREDIT AGREEMENT

AMONG

MERV FINCO LLC,
as Borrower

- and -

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,
as Guarantors

- and -

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

as Lenders

- and -

UMB BANK, N.A.,
as Administrative Agent

DATED June 9, 2026

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

		Page

13.29	Acknowledgement Regarding Any Supported QFCs	128
13.31	Pari Passu Second Lien Intercreditor Agreement	130
13.32	Limitation on Recourse under Limited Circumstances	130

Exhibits and Schedules

Exhibit A	–	Form of Notice of Payment Request
Exhibit B	–	[Reserved]
Exhibit C	–	[Reserved]
Exhibit D	–	Form of Notice of Repayment
Exhibit E	–	Form of Compliance Certificate
Exhibit F	–	Form of Additional Guarantor Supplement
Exhibit G	–	Assignment and Acceptance
Exhibit H	–	[Reserved]
Schedule A	–	Subsidiaries, Foreign Subsidiaries and Included Subsidiaries
Schedule B	–	Intellectual Property
Schedule C	–	Agreements with Affiliates
Schedule D	–	Financial Statements
Schedule E	–	Taxes
Schedule F	–	Compliance with Laws
Schedule G	–	Broker Fees
Schedule H	–	Term Loans

v

SECOND LIEN TRANCHE A Credit Agreement

This Second Lien Tranche A Credit Agreement is entered into as of June 9, 2026, by and among MERV FINCO LLC, a limited liability company existing under the laws of the State of Delaware (the “Borrower”), MERV MIDCO LLC, a limited liability company existing under the laws of the State of Delaware (“Holdings”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the financial institutions from time to time party to this Agreement, as Lenders, and UMB BANK, N.A., as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 1.1 hereof.

Preliminary Statements

WHEREAS, the Borrower has requested, and the Lenders have agreed, on the terms and subject to the conditions set forth herein that the Lenders establish the Term Credit under this Agreement in the aggregate amount of $90,000,000 as a portion of the purchase price of the Ames Acquired Companies in the context of the Merv Acquisition;

AND WHEREAS, the Obligations of the Borrower hereunder shall be (i) secured by a second-ranking security interest over all of the assets of the Borrower and the Guarantors that secure the First Lien Facilities and guaranteed by the same guarantors as the First Lien Facilities, and (ii) supported by a senior priority payment right over all of the JV Real Property and all proceeds thereof, in accordance with the terms of the Second Lien Tranche A Intercreditor Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the parties hereto hereby agree, as follows:

Article 1
Definitions; Interpretation

1.1	Definitions

The following terms when used herein shall have the following meanings:

“230 Entities” means, collectively, 2304616 Ontario Inc. and SUBNATT LP.

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the Closing Date.

“Acquired Companies” means each of The Ames Companies, LLC, ClosetMaid Canada Limited, 1346022 Alberta ULC, Garant GP, ClosetMaid LLC, ClosetMaid (Jiangmen) Storage Limited, Ames True Temper Global Sourcing Office, Ames Holdings, Inc., Bellota Herramientas, S.L.U., VNPI UK Holdings Limited, Bellota México, S.A. de C.V., Bellota Colombia, S.A.S., Bellota Venezuela C.A., Burgon & Ball Limited, Bellota US Corp., Corona Clipper, Inc., Manufacturera Corona Clipper, S.A. de C.V., Venanpri Tools Monterrey S. de R.L. de C.V. and Merv ForCo, S.L.U.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 90% of the capital stock, shares, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary or the formation of a Subsidiary solely to facilitate a Permitted Acquisition), or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided that the Borrower or a Person that is or will become a Subsidiary is the surviving entity.

"Act” is defined in Section 13.24 hereof.

“Adjusted EBITDA” means, for any period (a “Test Period”), EBITDA for such Test Period, except that in the event that a Permitted Acquisition is consummated within any Test Period, Adjusted EBITDA for such Test Period shall be calculated on a pro forma basis to include the historical EBITDA of the Acquired Business as evidenced by the financial statements required to be delivered to the Administrative Agent pursuant to this Agreement in connection with the Permitted Acquisition (the “Historical Financials”) for the period from the first (1st) day of such Test Period to, and including, the last date of the period covered by the Historical Financials.

“Administrative Agent” means UMB Bank, N.A., and any successor pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.

“Affected Lender” is defined in Section 2.9 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agency Fee Letter” means UMB Bank, N.A.’s fee proposal dated April 22, 2026 and any subsequent fee letter (whether entered into prior to, on or subsequent to the Closing Date) between the Borrower and the Administrative Agent.

“Agreement” means this credit agreement, as it may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Ames Acquired Companies” means each of The Ames Companies, LLC, ClosetMaid Canada Limited, 1346022 Alberta ULC, Garant GP, ClosetMaid LLC, ClosetMaid (Jiangmen) Storage Limited, Ames True Temper Global Sourcing Office and Ames Holdings, Inc.

“Anti-Corruption Laws” means the applicable laws or regulations in any jurisdiction in which the Borrower or any of its Subsidiaries or Affiliates is located or is doing business that relates to bribery or corruption, including the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the U.S. Foreign Corrupt Practices Act of 1977, and all similar laws, rules, regulations and other applicable laws.

“Anti-Money Laundering Laws” means the applicable laws and regulations in any jurisdiction in which the Borrower or any of its Subsidiaries or Affiliates is located or is doing business that relates to the prevention and detection of money laundering, terrorist activity financing or sanctions evasion, including: (i) in Canada, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations made thereunder and the guidance of the Financial Transactions and Reports Analysis Centre of Canada (FINTRAC) and the Criminal Code (Canada); (ii) in the United States, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act), the U.S. Bank Secrecy Act, the U.S. Corporate Transparency Act and the regulations made thereunder and the guidance of the U.S. Financial Crimes Enforcement Network (FinCen); (iii) Spanish law 10/2010 of 28 April on the prevention of money laundering and the financing of terrorism; and (iv) all similar laws, rules, regulations and other applicable laws.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.13 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Excess Cash Flow” means the sum, without duplication, of (i) that amount of Residual Excess Cash Flow for each fiscal year not otherwise used by the “Available Excess Cash Flow” baskets in the Permitted Acquisitions, Permitted Expansions and Permitted New Facilities, Investments and restricted payments covenants, and (ii) the Available Excess Cash Flow Carry Forward.

“Available Excess Cash Flow Carry Forward” means, for any fiscal year, that amount of Available Excess Cash Flow not used during the previous fiscal year.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Security Agreement” means the security agreement dated as of the Closing Date between the Borrower and the Administrative Agent, as such agreement may be amended, modified, supplemented or restated from time to time.

“Borrower Unsecured Notes” means all unsecured promissory notes issued by the Borrower to Persons that hold (whether directly or indirectly) Equity in the Borrower with the provisions of such notes to be acceptable to the Administrative Agent and the Lenders and which shall include, inter alia, (x) full subordination and postponement of the indebtedness owing thereunder pursuant to a subordination agreement satisfactory to the Administrative Agent, acting reasonably, (y) a pledge of such notes in favour of the Administrative Agent, and (z) and no rights to exercise any remedies in respect of such indebtedness until such time as all Obligations have been paid in full.

“Borrower’s LLC Agreement” means that certain amended and restated limited liability company agreement of the Borrower dated as of the Closing Date, as may be further amended, restated, supplemented or otherwise modified from time to time.

“Borrowing” means the total of the Term Loans advanced on the Closing Date. Borrowing of the Term Loans is made and maintained rateably from each of the Lenders under the Term Credit according to their Term Loan Percentages. The Borrowing is “advanced” on the Closing Date and is “continued” on the date a new Interest Period for the Term Loans commences for the Borrowing, as determined pursuant to Section 2.6 hereof.

“Business Day” means any day other than a Saturday or a Sunday on which the main branches of the Administrative Agent in Minnesota and New York are open for normal banking business.

“Canadian Defined Benefit Pension Plan” means (i) a “registered pension plan” (as defined in subsection 248(1) of the Tax Act), and (ii) any other pension plan that is subject to applicable federal or provincial pension standards legislation in Canada, which (in the case of (i) or (ii)) contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA; provided, however, that a “Canadian Defined Benefit Pension Plan” does not include statutory plans in which any Person is required to contribute pursuant to applicable laws, such as the Canada Pension Plan or the Québec Pension Plan (if applicable) as maintained by the Government of Canada or the Province of Québec.

“Canadian Dollar Equivalent” means with respect to a currency other than Canadian Dollars, the amount obtained when the amount is translated into Canadian Dollars using the Agent’s noon spot rate on the Business Day with respect to which such computation is required for the purpose of this Agreement.

“Canadian Dollars” or “Cdn $” means the lawful money of Canada.

“Canadian Insolvency Laws” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of Canada or any province or territory thereof relating to bankruptcy, insolvency, assignments for the benefit of creditors, formal or informal moratoria, compositions, compromises or extensions generally with creditors, or proceedings seeking reorganization, recapitalization, arrangement, dissolution, liquidation, winding-up, or permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it, or other similar relief (including, without limitation, the Canadian corporate statutes when relied upon in connection with any of the foregoing).

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures, whether paid in cash or accrued as a liability by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, trucks, machinery and other equipment, capitalized repairs, and improvements, including building improvements) that should be capitalized on the balance sheet of such Person in accordance with GAAP; provided, however, that Capital Expenditures shall not include:

(a)	expenditures to the extent they are made with the proceeds of the issuance of Equity or subordinated shareholder loans by the Borrower after the Closing Date;

(b)	expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect to an Event of Loss to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property, or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period);

(c)	interest capitalized during such period;

(d)	expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower or any Subsidiary thereof) and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period);

(e)	the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f)	the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g)	investments in respect of a Permitted Acquisition, Permitted Expansion or Permitted New Facilities;

(h)	the purchase of property, plant or equipment made within 15 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period); or

(i)	assets that are utilized under operating leases if deemed by GAAP to be a capital expenditure.

“Capital Lease” means any lease of Property which, in accordance with GAAP, is required to be capitalized on the balance sheet of the lessee. For purposes of this Agreement, (i) “Capital Lease” shall exclude the Specified Capital Lease, and (ii) all operating leases shall be treated for accounting purposes in the same manner as they were prior to the implementation of IFRS 16 or ASU 2016-02 Leases.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP. For the avoidance of doubt, “Capitalized Lease Obligation” shall exclude the amount of the liability shown on the balance sheet in respect of the Specified Capital Lease.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the failure of one or more ONCAP Entities and their Affiliates and the 230 Entities to own and control, directly or indirectly, at least 50.1% of the Equity carrying the voting and economic interests of the Borrower, or (b) the failure of one or more ONCAP Entities and their Affiliates to Control the Borrower.

“Closing Date” means June 9, 2026.

“Code” means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the regulations promulgated and rulings issued thereunder.

“Collateral” means, with respect to any Person, all or any portion of its undertaking, property and assets, both real and personal, including for greater certainty any share in the capital of a corporation or ownership interest in any other Person. For certainty, “Collateral” shall not include Excluded Collateral.

“Collateral Documents” means the Security Agreements and all other mortgages, deeds of trust, security agreements, hypothecs, any notice of charge, acknowledgement from an account bank, or other instrument entered into for the purpose of perfecting security over a UK deposit account, pledge agreements, assignments, financing statements, RPMRR registration forms, deposit account control agreements and other documents as shall from time to time secure or relate to the Obligations or any part thereof.

“Colombian Civil Code” means the Colombian Civil Code (Código Civil de Colombia), adopted by Law 57 of 1887, as amended from time to time.

“Colombian Credit Party” means any Credit Party incorporated or existing in the Republic of Colombia.

“Colombian Foreign Exchange Regulations” means the foreign exchange regulations of the Republic of Colombia, including Resolución Externa 1 of 2018 of the Banco de la República de Colombia, as amended from time to time.

“Colombian Guarantor” means a Guarantor incorporated or existing in the Republic of Colombia.

“Colombian Insolvency Law” means Law 1116 of 2006 (Ley 1116 de 2006, por la cual se establece el Régimen de Insolvencia Empresarial en la República de Colombia).

“Colombian Movable Security Law” means Law 1676 of 2013 (Ley 1676 de 2013, por la cual se promueve el acceso al crédito y se dictan normas sobre garantías mobiliarias), as amended from time to time, and its implementing regulations.

“Colombian Movable Security Registry” or “RGM” means the Registro de Garantías Mobiliarias administered by the Confederación Colombiana de Cámaras de Comercio (Confecámaras) pursuant to the Colombian Movable Security Law.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Net Income” means, with reference to any Test Period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(a)	extraordinary, unusual or nonrecurring gains or losses or income or expenses or charges (including but not limited to charges or losses (i) on sales or dispositions of assets outside of the ordinary course of business and write downs or impairments of assets, (ii) incurred in connection with discontinuing operations and the disposal of related assets, and (iii) attributable to the early extinguishment of indebtedness or derivative instruments) shall be excluded;

(b)	the cumulative effect of a change in accounting principles during such period shall be excluded;

(c)	the effects of purchase accounting adjustments shall be excluded;

(d)	any non-cash expenses resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights shall be excluded;

(e)	the non-cash portion of “straight-line” rent expense shall be excluded;

(f)	the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(g)	IEEPA Refunds shall be excluded; and

(h)	foreign exchange losses or gains resulting from the translation or exchange of foreign assets and liabilities denominated in a foreign currency into US Dollars shall be excluded.

“Contingent Obligations” means contingent indemnification obligations or liability under other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Term Loans.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code. Notwithstanding the foregoing, in no event shall the term “Controlled Group” include any Subsidiary of an ONCAP Entity or Griffon Entity other than the Borrower and its Subsidiaries.

“Credit Cards” means credit cards issued to Credit Parties with an aggregate credit limit of $1,000,000 comprised of, as at the Closing Date, (i) unsecured credit cards issued by Banco Bilbao Vizcaya Argentaria, S.A. and BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México and the Ramp unsecured credit cards issued by Ramp Business Corporation, and (ii) credit cards issued by The Toronto-Dominion Bank.

“Credit Event” means the advancing of any Loan.

“Credit Exposure” means any period of time during which any Term Loan Commitment is outstanding or any Obligation remains unpaid; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of Contingent Obligations, absent the assertion of a claim with respect thereto.

“Credit Parties” means the Borrower and all Included Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, all Canadian Insolvency Laws, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, winding up, reorganization, or similar debtor relief laws of the United States, Canada, Mexico, Spain, Colombia, the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Rate” is defined in Section 2.6 hereof.

“Defaulting Lender” shall mean, subject to Section 2.10(b), any Lender that, as determined by the Administrative Agent,

(a)	has failed to perform any of its obligations to fund or otherwise make available its Term Loan hereunder, including by way of cashless settlement pursuant to Section 2.3;

(b)	has notified the Borrower, or the Administrative Agent that it does not intend to comply with its obligations to fund or otherwise make available its Term Loan hereunder, including by way of cashless settlement pursuant to Section 2.3, or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit;

(c)	has failed, within three (3) business days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its obligation to fund or otherwise make available its Term Loan hereunder, including by way of cashless settlement pursuant to Section 2.3; or

(d)	has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, receiver and manager, conservator, trustee, administrator, monitor, custodian, liquidator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment;

provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; and provided further that a Lender described in this clause (d) shall not continue to be a Defaulting Lender upon its providing reasonable assurances satisfactory to the Administrative Agent and the Borrowers that it will comply with its funding obligations hereunder, including, without limitation, any confirmation that such persons may require from a bankruptcy court or trustee.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.11(a), (b), (c), (d), (e), (f), (h), (i), (k),(l), (m), (o) or (q) hereof.

“EBITDA” means, with reference to any Test Period, an amount equal to Consolidated Net Income for such period plus

(a)	without duplication, the following (to the extent the amounts were deducted (other than item (ix) in calculating Consolidated Net Income for such period):

(i)	Interest Expense, including payments paid or payable in connection with all subordinated debt and related party note payments and accruals;

(ii)	tax expense (including, without limitation, any federal, state, provincial, territorial, local and foreign income, gross margin and franchise taxes and similar taxes);

(iii)	depreciation and amortization expense;

(iv)	non-cash expenses and charges, reducing such Consolidated Net Income (including purchase accounting adjustments);

(v)	fees, costs, accruals, payments and expenses incurred in connection with the transaction and the related financings and transactions and any other Investment, Permitted Expansion, Permitted New Facility, Acquisition, dividends, Disposition, consolidations, restructuring, recapitalization, equity issuance or incurrence of indebtedness or repayment of indebtedness permitted under the Term Credit (whether or not consummated), and any amendments, waivers or other modifications thereto or repayments thereof, subject to a maximum of $10,000,000;

(vi)	realized or unrealized losses resulting from interest rate or currency derivatives used for hedging activities (including mark-to-market accounting related items);

(vii)	all restructuring costs, business optimization costs (including the costs of consultants and other third party advisors), integration costs, retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, consulting costs, transaction fees and expenses and management fees and expenses, including, without limitation, any one-time expenses relating to enhanced accounting function, operating improvements or changes, new projects, the initiation of a new business line or expansion of an existing business line, and other transaction costs, including those associated with becoming a standalone entity or a public company; provided that the foregoing shall not exceed ten (10%) percent of Adjusted EBITDA;

(viii)	board of directors fees and related travel expenses up to $500,000 and other expenses required to be reimbursed pursuant to the transaction services agreement up to $200,000;

(ix)	pro forma “run rate” cost savings, operating expense reductions and synergies related to Acquisitions, Dispositions and other specified transactions, in each case, net of the amount of actual benefits received, that are reasonably identifiable (and reasonably anticipated to be realized within twelve (12) months after the date that the applicable action has been taken or the date that the applicable action is expected to be taken), factually supported and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower and subject to certification by a responsible officer of the Borrower) within twelve (12) months after the end of the applicable measurement period; provided that the aggregate amount added back pursuant to this clause (ix) for any period shall not exceed five (5%) percent of Adjusted EBITDA for such period (calculated after giving effect to any such add-backs);

(x)	extraordinary, unusual or non-recurring charges, expenses or losses up to a maximum of ten (10%) percent of Adjusted EBITDA;

(xi)	proceeds of business interruption insurance received in cash during such period (or so long as such amount is reasonably expected to be received in a subsequent calculation period and within one year from the date of the underlying loss); provided, that (A) if such amount is not so reimbursed or received within such one year period, such expenses or losses shall be subtracted in the subsequent calculation period, and (B) if reimbursed or received in a subsequent period, such amount shall not be added back in calculating EBITDA in such subsequent period;

(xii)	pro forma adjustments used in connection with the calculation of “Pro Forma Adjustments” as set forth in the RSM Quality of Earnings Report dated as of October 1, 2025, the PwC Quality of Earnings Report dated as of September 24, 2025, and the RSM synergies report dated as of October 1, 2025 in each case net of the amount of actual benefits realized during such period from such adjustments;

(xiii)	letter of credit fees to the extent deducted from Consolidated Net Income;

(xiv)	charges, losses or expenses to the extent indemnified or insured or reimbursed by a third party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period (or reasonably expected to be so paid or reimbursed within three hundred sixty-five (365) days after the end of such period to the extent not accrued); provided that (A) if such amount is not reimbursed or within such one-year period, such expenses or losses shall be subtracted in the subsequent calculation period, and (B) if reimbursed or received in a subsequent period, such amounts shall not be added back in calculating EBITDA in such subsequent periods;

(xv)	adjustments consistent with Article 11 of Regulation S-X promulgated under the U.S. Securities Exchange Act of 1934;

(xvi)	charges, losses, costs and expenses in connection with litigation or the settlement thereof;

(xvii)	earn-out and deferred purchase price obligations (in each case to the extent included in Consolidated Net Income) incurred in connection with any Permitted Acquisition or other Investment permitted under this Agreement and paid or accrued during such period and on similar Acquisitions and Investments completed prior to or contemporaneous with the Closing Date; and

(xviii)	any non cash expenses resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights;

minus

(b)	without duplication, the following to the extent included in calculating Consolidated Net Income for such period:

(i)	income, franchise and similar tax credits:

(ii)	non-cash charges previously added back to Consolidated Net Income in determining EBITDA to the extent such non-cash charges have become cash expenditures during such period;

(iii)	unrealized gains resulting from interest rate or currency derivatives used for hedging activities (including mark-to-market accounting-related items); and

(iv)	any other non-cash items increasing such Consolidated Net Income (other than such non-cash items to the extent that it will result in the receipt of cash payments in any future period).

The aggregate amount of addbacks under (a)(vii), (ix) and (x) shall not exceed fifteen (15%) percent of Adjusted EBITDA.

Notwithstanding the foregoing, for purposes of determining EBITDA under this Credit Agreement, the initial amounts of EBITDA shall be as follows: for the fiscal quarter ended on June 30, 2025, $18,823,436; for the fiscal quarter ended on September 30, 2025, $22,643,046, for the fiscal quarter ended on December 31, 2025, $17,662,861, and for the fiscal quarter ended on March 31, 2026, $19,262,068.

“ECF Prepayment Percentage” means, with respect to any fiscal year of the Borrower, (a) if the Total Funded Debt/Adjusted EBITDA Ratio as of the end of such fiscal year exceeds 3.75 to 1.00, 50%, (b) if the Total Funded Debt/Adjusted EBITDA Ratio as of the end of such fiscal year is less than or equal to 3.75 to 1.00 but is greater than 2.75 to 1.00, 25%, and (c) if the Total Funded Debt/Adjusted EBITDA Ratio as of the end of such fiscal year is less than or equal to 2.75 to 1.00, 0%.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural Person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Line of Business” means any business engaged in as of the Closing Date by the Borrower or any of its Subsidiaries, and any business reasonably related thereto.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to occupational health or safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of occupational health or safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal,

Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Equity” means, as of any date of determination, the cumulative amount of proceeds resulting from the issuance of equity by, or the cash contribution to, the Borrower after the Closing Date; provided, however, that for purposes of this Agreement and any other Loan Document, Equity shall not include any Specified Equity Contribution.

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, and the regulations promulgated thereunder.

“Euro” or “€” means the single currency of Participating Member States.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property (or any deed in lieu thereof).

“Excess Cash Flow” means, in respect of any fiscal year of the Borrower, an amount equal to, without duplication,

(a)	EBITDA for such period,

(i)	minus the sum of all scheduled payments of principal on funded senior debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination);

(ii)	minus cash Interest Expense for such period;

(iii)	minus amounts paid in cash in respect of tax expense (including, without limitation, any federal, state, provincial, territorial, local and foreign income, gross margin and franchise taxes and similar taxes) with respect to such period;

(iv)	minus increases in Working Capital;

(v)	plus decreases in Working Capital;

(vi)	minus optional prepayments of non-revolving funded senior debt and of revolving funded senior debt accompanied by a corresponding commitment reduction (in each case, other than the Credits (as defined under the First Lien Credit Agreement)) except in each case to the extent financed with the proceeds of other debt;

(vii)	minus without duplication, all other cash charges paid during such period that were added-back in the determination of EBITDA for such period, (including realized currency exchange and hedging losses);

(viii)	minus to the extent consisting of payments of cash during such period and except to the extent financed with the proceeds of debt, additional Equity or any funds included in Available Excess Cash Flow pursuant to clause (ii) of the definition thereof, (A) Capital Expenditures, (B) Permitted Acquisitions, Permitted Expansions, Permitted New Facilities and other permitted Investments in third parties (other than cash equivalents), and (C) permitted Restricted Payments;

(ix)	minus Capital Expenditures, Permitted Acquisitions, Permitted Expansions, Permitted New Facilities and/or permitted Investments that the Borrower or any Subsidiary shall, during such applicable period, become obligated to make in cash but that are not made during such applicable period; provided, that (A) the Borrower shall deliver a certificate to the Administrative Agent not later than one-hundred and eighty (180) days after the end of such applicable period, signed by an officer of the Borrower and certifying that such Capital Expenditures, Permitted Acquisitions, Permitted Expansions, Permitted New Facilities and/or permitted Investments that were made during the one-hundred and eighty (180) days following the applicable period, and (B) any amount so deducted shall not be deducted again in a subsequent applicable period;

(x)	minus the amount of management or other fees and related expenses paid in cash to any ONCAP Entity, Venanpri, Griffon or any Affiliate thereof during such period;

(xi)	minus losses excluded from the calculation of Consolidated Net Income by operation of clause (i) of the definition thereof that are paid or realized in cash during such Excess Cash Flow period;

(xii)	plus extraordinary, unusual or non-recurring cash gains excluded from the calculation of EBITDA (including realized currency exchange and hedging gains);

(xiii)	plus cash received from divestitures to the extent that such cash was not included in the calculation of EBITDA;

(xiv)	minus any earn-out and deferred purchase price obligations paid during such period that were added back in the determination of EBITDA for such period (including, without limitation, in connection with the Merv Acquisition);

(xv)	minus the amount of any payments of cash interest or payments of principal and accrued non-cash interest on subordinated indebtedness of the Borrower and any distributions to Holdings for payment of cash interest or payments of principal and accrued non-cash interest on Holdings subordinated shareholder debt and convertible debentures; and

(xvi)	minus any distributions to Holdings to pay (or to fund further distributions to indirect equity holders to pay) tax liabilities attributable to the income of the Borrower and its Subsidiaries.

Notwithstanding the foregoing, for purposes of calculating Excess Cash Flow, the pro forma adjustments pursuant to clauses (ix) and (x) of the definition of “EBITDA” shall not be taken into account in the calculation of Excess Cash Flow.

“Excluded Assets” means each of the following: (a) the JV Real Property, (b) all of the Equity and assets of the Excluded Subsidiaries, (c) the Securitization Notes, (d) the bank accounts listed on Schedule I attached hereto that are used solely and exclusively to service the Permitted MUFG AR Program and in which the funds contained therein are derived exclusively from loans advanced by MUFG or receipts of payment on accounts receivable purchased by Special Purpose Entities in connection with the Permitted MUFG AR Program, (e) assets of the Mexican Subsidiaries where providing second ranking Encumbrances in favour of the Administrative Agent is prohibited by applicable law or creates a risk of criminal liability for any Mexican Subsidiary and its directors and officers, and (f) any IEEPA Refund assigned or payable to Griffon, Venanpri or their respective Affiliates (other than Holdings and its Subsidiaries) pursuant to the IEEPA Refund Letter Agreement.

”Excluded Collateral” is defined in Section 5.5 hereof.

“Excluded Subsidiaries“ means (i) Bellota Venezuela, a Venezuela corporation and Ames True Temper Global Sourcing Office and ClosetMaid (Jiangmen) Storage Limited, Chinese corporations, and (ii) the Special Purpose Entities.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Executive Order” has the meaning set forth in Section 6.26.

“Excluded Taxes” means, with respect to a Recipient, (a) Taxes imposed on or measured by such Recipient’s net income (however denominated) or franchise Taxes, in each case (i) imposed on it by any jurisdiction (or any political subdivision therein) under the Applicable Laws of which such Recipient is organized or resident for tax purposes or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) Taxes that are Other Connection Taxes, (b) any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, (c) any Taxes arising from a Recipient’s failure to properly comply with Section 13.1(f), (d) any Taxes arising from a Recipient’s failure to properly comply with such Recipient’s obligations imposed under the Canada-United States Enhanced Tax Information Exchange Agreement Implementation Act (Canada) or the similar provisions of legislation of any other jurisdiction that has entered into an agreement with the United States of America to provide for the implementation of FATCA-based reporting in that jurisdiction, and for certainty including in all circumstances any U.S. federal withholding Taxes for or in respect of FATCA, (e) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan, or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 13.1, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, and (f) any Canadian withholding Taxes arising as a result of: (i) the Recipient not dealing at arm’s length ( within the meaning of the Tax Act) with a Credit Party; (ii) the Recipient being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Tax Act) of a Credit Party or not dealing at arm’s length (for the purposes of the Tax Act) with a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of a Credit Party; or (iii) a Credit Party being a “specified entity” (as defined in subsection 18.4(1) of the Tax Act) in respect of a Recipient, except in each case of (i) to (iii) above, where the non-arm’s length relationship arises, the recipient is a specified non-resident shareholder of a Credit Party or does not deal at arm’s length with a specified shareholder of a Credit Party, or a Credit Party is a specified entity in respect of a Recipient, as applicable, solely as a result of having entered into or performed its obligations hereunder or under any other Loan Document.

“Existing Debt” means the indebtedness owing by the Acquired Companies that does not constitute indebtedness permitted hereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Federal Flood Insurance” means, federally backed Flood Insurance available under the National Flood Insurance Program in the United States to owners of real property improvements located in Special Flood Hazard Areas in the United States in a community participating in the National Flood Insurance Program in the United States.

“Federal Funds Effective Rate” means, for any day, the rate on overnight federal funds transactions calculated by the Federal Reserve Bank of New York as the federal funds effective rate, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for that day on overnight federal funds transactions received by the Administrative Agent from three depository institutions of recognized standing selected by the Administrative Agent.

“FEMA” means, the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Lien Administrative Agent” means Toronto Dominion (Texas) LLC, in its capacity as administrative agent for the lenders under the First Lien Credit Agreement, and its successors and permitted assigns.

“First Lien Credit Agreement” means the credit agreement dated as of the Closing Date among, inter alios, the Borrower, the guarantors party thereto, the lenders party thereto and the First Lien Administrative Agent, providing for the First Lien Facilities, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“First Lien Facilities” means the senior secured credit facilities made available to the Borrower pursuant to the First Lien Credit Agreement, in such amount as is permitted under the Second Lien Tranche A Intercreditor Agreement and any refinancing, replacement or extension thereof permitted under the terms of the Second Lien Tranche A Intercreditor Agreement.

“Fixed Charge Coverage Ratio” has the meaning set forth in Section 8.23(c).

“Flood Insurance” means, for any real estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the maximum secured amount under the Mortgage for the relevant Mortgaged Property, the full unpaid balance of the Borrowings and any prior encumbrances on the real property up to the maximum policy limits set under the National Flood Insurance Program, in each case, with deductibles not to exceed $50,000.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means (i) Bellota Venezuela C.A., Ames True Temper Global Sourcing Office and ClosetMaid (Jiangmen) Storage Limited, and (ii) each Subsidiary which is organized under the laws of a jurisdiction other than (x) the United States of America or any state thereof or the District of Columbia or (y) Canada or any province or territory thereof, in which the granting of a guarantee in favour of the Administrative Agent will have a material adverse tax consequence to the Borrower (or any of its Subsidiaries as reasonably determined by the Borrower in good faith consultation with the Administrative Agent). As of the Closing Date, the Foreign Subsidiaries are listed on Schedule A.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis; provided that the Loan Documents shall permit the Borrower and its Subsidiaries to convert their financial reporting from generally accepted accounting principles in the United States to IFRS and, following such conversion, “GAAP” shall mean IFRS applied on a consistent basis.

“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Griffon” means Griffon Corporation, a Delaware corporation.

“Griffon Entities” means Griffon and each member of the Griffon Group that holds shares of the common stock or other Equity of the Borrower.

“Griffon Group” means, collectively, Griffon and each of its direct and indirect Subsidiaries.

“Group” means:

(a)	in the case of any entity who is an individual, (i) such entity, and (ii) all trusts solely for the benefit of such entity that are controlled solely by such entity;

(b)	in the case of any entity that is a partnership, (i) such entity, (ii) its limited, special and general partners, and (iii) all Affiliates of such entity; and

(c)	in the case of any entity that is a corporation or a limited liability company, (i) such entity, (ii) its stockholders or members, as the case may be, and (iii) all Affiliates of such entity.

“Guarantee” and “Guarantees” are each defined in Section 5.1 hereof.

“Guarantor” and “Guarantors” are each defined in Section 5.1 hereof.

“Guarantor Security Agreement” means the security agreement dated as of the Closing Date between the Guarantors and the Administrative Agent, as such agreement may be amended, modified, supplemented or restated from time to time.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (other than options or other rights to acquire capital stock or other equity interests of the Borrower).

“Historical Financials” is defined in the definition of Adjusted EBITDA.

“Holdings” means Merv MidCo LLC, the direct holder of all of the Equity of the Borrower.

“Holdings LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the Closing Date, by and among Merv HoldCo LLC, VNPI Global Investments & Services, S.L., New Ames Equity Sub LLC, ONCAP Merv LP and the other Members (as defined therein) from time to time party thereto.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“IEEPA Refund Letter Agreement” means the letter agreement, dated as of June 1, 2026, among Griffon Ames Holdco LLC, Merv HoldCo LLC, VNPI Global Investments & Services, S.L.

“IEEPA Refunds” has the meaning ascribed to such term in the IEEPA Refund Letter Agreement.

“IFRS” means international financial reporting standards.

“Immaterial Subsidiary” means a Foreign Subsidiary and in respect of which:

(a)	the EBITDA of such Subsidiary as at the end of any Fiscal Quarter, calculated for the preceding Four Quarter Period (with EBITDA to be calculated for each such Subsidiary by substituting the reference to the Borrower in such definition and each constituent definition thereof for such Subsidiary and on an unconsolidated basis) constitutes less than 1.5% of the consolidated EBITDA of the Borrower for such Fiscal Quarter;

(b)	the book value of the Property of such Subsidiary is less than 1.5% of the consolidated book value of the Property of the Borrower;

(c)	the aggregate EBITDA of all Immaterial Subsidiaries is less than 3% of the EBITDA of the Borrower and the aggregate book value of Property of all Immaterial Subsidiaries is less than 3% of the book value of Property of the Borrower, and

(d)	the Borrower has designated such Subsidiary as an Immaterial Subsidiary;

and “Immaterial Subsidiaries” means all such Subsidiaries.

“Included Subsidiary” means any direct or indirect Subsidiary of the Borrower that has provided or is required to provide a Guarantee but for certainty does not include Excluded Subsidiaries or Foreign Subsidiaries. As of the Closing Date and following completion of the Merv Acquisition, each Included Subsidiary is listed in Schedule A.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (whether pari passu or subordinated to any of the Obligations) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities and including the Term Loans), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the ordinary course of business), (c) all Indebtedness for Borrowed Money of Persons other than the Borrower or any Subsidiary secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit.

“Indemnified Taxes” means Taxes, other than Excluded Taxes.

“Indemnitee” is defined in Section 13.16(a) hereof.

“Information” is defined in Section 13.26 hereof.

“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, liquidation, insolvency, administration, arrangement, compromise or re adjustment of debt, dissolution or winding up, or any similar legislation, and specifically includes for greater certainty the Canadian Insolvency Laws, the Bankruptcy Code (United States), the Spanish Insolvency Law (Spain) and the Colombian Insolvency Law (Colombia).

“Interest Expense” means, with respect to any Person for any period, the sum of (without duplication) (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to swap agreements) payable in connection with the incurrence of debt to the extent included in interest expense, (iii) undrawn commitment fees in respect of debt, and (iv) the portion of any payments or accruals with respect to capital lease obligations allocable to interest expense; and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Subsidiaries with respect to swap agreements, and interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such capital lease obligation in accordance with GAAP. For clarity, Interest Expense will not include costs associated with any factoring of the Borrower’s or any Subsidiary’s accounts receivable.

“Interest Period” means the period commencing on the date the Borrowing of the Term Loans is advanced or continued and ending 3 months thereafter; provided, however, that:

(a)	whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that if such extension would cause the last day of the Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(b)	no Interest Period shall extend beyond the Maturity Date.

“Investments” means financial assistance, acquisitions, mergers, amalgamations and consolidations, investments, loans and advances.

“Judgment Currency” is defined in Section 13.27(a) hereof.

“Judgment Currency Conversion Date” is defined in Section 13.27(a) hereof.

“JV Real Property” means each of the following: (a) the properties owned by The Ames Companies, LLC (but for (ii) which is owned by Garant GP) located at the following addresses: (i) 650 Southwest 27th Ave, Ocala, FL 34471; and (ii) 375, chem Saint-Francois Ouest, Saint-Francois-de-la-Riviere-du-Sud, Québec, G0R 3A0; (iii) the assets and the real property and/or the improvements thereon located at 1500 S. Cameron St, Harrisburg, PA 17104; (iv) the Champion assets and the real property and/or the improvements thereon located at 125 Roaring Run Road, Champion, PA 15622; (v) the assets and the real property and/or the improvements thereon located at 2 Maple Street, Wallingford, VT 05742; and (vi) the Pine Valley assets and the real property and/or the improvements thereon located at 114 Smith Road, Pine Valley, NY 13850.

“JV Real Property Bank Account” means the bank account (no. 169704.1) maintained by the Borrower at UMB Bank, N.A.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, governmental license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, provincial, territorial or local.

“Lenders” means and includes each of the financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.13 hereof.

“Lending Office” is defined in Section 10.3 hereof.

“Lien” means any mortgage, lien, security interest, hypothec, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Limited Recourse Guarantee” and “Limited Recourse Guarantees” are each defined in Section 5.1(b) hereof.

“Loan” means the Term Loans.

“Loan Documents” means this Agreement, the Collateral Documents, the Guarantees, the Second Lien Tranche A Intercreditor Agreement, the Pari Passu Second Lien Intercreditor Agreement, the Agency Fee Letter and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith from time to time.

“Maintenance Capital Expenditures” means Capital Expenditures of the Borrower made solely with respect to maintenance of its property or the property of any of its Subsidiaries except to the extent financed with the proceeds of debt, additional Equity or cash on hand. Notwithstanding the foregoing, the initial Maintenance Capital Expenditures shall be as follows: for the fiscal quarter ended on June 30, 2025, $300,099; for the fiscal quarter ended on September 30, 2025, $2,449,419; for the fiscal quarter ended on December 31, 2025, $545,058; and for the fiscal quarter ended on March 31, 2026 $383,199.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Maturity Date” means December 9, 2029, or such earlier date on which the Term Loans become due and payable pursuant to the terms hereof.

“Merv Acquisition” means the Acquisition by the Borrower of all of the issued and outstanding Equity of the Acquired Companies.

“Mexican Subsidiaries” means each of Bellota México, S.A. de C.V., Manufacturera Corona Clipper, S.A. de C.V. and Venanpri Tools Monterrey S. de R.L. de C.V.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the mortgages, deeds of trust, deeds of hypothec, or deeds to secure debt delivered pursuant to Section 5.6, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in a form as agreed between the Administrative Agent and the Borrower.

"Mortgaged Property" means each parcel of real property and the improvements thereto owned by any Credit Party on the Closing Date or acquired thereafter with respect to which a Mortgage is to be granted in favour of the Administrative Agent and includes each other parcel of real property and the improvements thereto owned by any Credit Party with respect to which a Mortgage is granted pursuant to a Mortgage.

“MUFG” means MUFG Bank, Ltd.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and to which a member of the Controlled Group is making, or is obligated to make (or made or was obligated to make in the preceding five-year period) contributions, other than any such plan contributed to by a Person who is considered a member of the Controlled Group solely pursuant to subsection (m) or (o) of Section 414 of the Code.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition, (ii) sale, use or other transactional taxes (including any income taxes arising therefrom) paid or payable by such Person as a direct result of such Disposition, (iii) any debt secured by the assets subject to such Disposition which is repaid in connection with such Disposition, and (iv) reserves for contingent obligations such as purchase price adjustments and indemnification obligations required by the terms of the related purchase agreement; (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments; and (c) with respect to any offering of equity securities of a Person or issuance of Borrower Unsecured Notes, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Non-Speculative Hedging Agreements” means (a) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate, from fixed to floating rate, or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary within the parameters set by the sole managing member of the Borrower, and (b) any Hedging Agreements entered into to hedge or mitigate commodity price or foreign exchange risks incurred in the ordinary course of the Borrower’s or any

Subsidiary’s business as then currently conducted, and, in each case, not for speculative purposes.

“Notice of Borrowing” is defined in Section 2.3 hereof.

“Obligation Currency” is defined in Section 13.27 hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Term Loans (including post petition interest and fees (including any interest accruing after the filing of any petition in bankruptcy, application of relief or the commencement of any proceeding under Debtor Relief Law relating to any Credit Party whether or not a claim for post-filing or post-petition interest is allowed in the applicable proceeding)), all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired; provided, that for purposes of Article 12, the Obligations of a Guarantor shall not include any Excluded Swap Obligations.

“OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury.

“ONCAP” means ONCAP Management Partners, L.P.

“ONCAP Entities” means ONCAP, ONCAP III LP, ONCAP III (Canada) LP, Onex Parallel (ONCAP) III LP and ONCAP Investment Partners III LP (provided that such Person at all times remains Controlled by ONCAP).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.9).

“Pari Passu Second Lien Intercreditor Agreement” means the pari passu intercreditor agreement dated as of the Closing Date among the Credit Parties, the Lenders party thereto, the Administrative Agent and the Second Lien Tranche B Administrative Agent, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified subsequent to the date hereof

“Participant Register” is defined in Section 13.12(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Perfection Requirements” means (a) in the case of any Colombian Credit Party, the notation of any share pledge in the shareholders’ registry (libro de registro de accionistas) of the relevant Colombian entity, the registration of any pledge agreement in the Colombian Moveable Security Registry, and the registration of any mortgage (hipoteca) over Colombian real property with the relevant Office of Public Instruments (Oficina de Registro de Instrumentos Públicos), and (b) in respect of any other jurisdiction, the completion of any filing, registration, recording or similar step required under the laws of such jurisdiction for the creation, perfection or enforceability of a Lien over the relevant Collateral.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)	the Acquired Business is in an Eligible Line of Business and upon consummation of the Acquisition any Subsidiary formed or acquired in connection therewith will be an Included Subsidiary;

(b)	the Acquisition shall not be a Hostile Acquisition and, if the Acquisition involves an amalgamation involving the Borrower, the Borrower must be the surviving entity;

(c)	the Borrower shall have notified the Administrative Agent no less than five (5) days prior to any such Acquisition and furnished to the Administrative Agent at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and historical unaudited financial information of the Acquired Business for a two-year period;

(d)	in the case of Acquisitions with an aggregate purchase price of greater than $10,000,000, covenant compliance calculations and three-year pro forma financial forecasts on a standalone basis (the “Stand-Alone Projections”) and a consolidated basis, and the Stand-Alone Projections shall reflect a positive projected EBITDA beginning immediately following the consummation of an Acquisition (taking into account synergies). Any Acquisition with an aggregate purchase price greater than $50,000,000 will require the delivery of a quality of earnings report;

(e)	the Acquisition shall be funded exclusively with Available Excess Cash Flow and/or additional Equity;

(f)	if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Article 5 hereof in connection therewith; and

(g)	after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.23 hereof on a pro forma basis as of the end of and for the most recently completed four fiscal quarter period occurring prior to the closing of the Acquisition for which financial statements are available.

Notwithstanding anything to the contrary in this definition, the Merv Acquisition shall constitute a “Permitted Acquisition”.

“Permitted AR Program Collateral” is defined within the definition of “Permitted MUFG AR Program”.

“Permitted Expansion” means any expansion of an existing facility developed by the Borrower with respect to which all of the following conditions shall have been satisfied:

(a)	the expansion is in an Eligible Line of Business;

(b)	any newly-formed or acquired Subsidiary will become an Included Subsidiary;

(c)	the Borrower shall have notified the Administrative Agent no less than five (5) days prior to the development of any such expansion and furnished to the Administrative Agent at such time reasonable details as to such expansion (including sources and uses of funds therefor);

(d)	in the case of any expansion with an aggregate expected development cost of greater than $10,000,000, covenant compliance calculations and the Stand-Alone Projections and three-year pro forma financial forecasts on a consolidated basis, and the Stand-Alone Projections shall reflect a positive projected EBITDA beginning in the 3rd year following the completion of such expansion;

(e)	after giving effect to the expansion of the existing facility and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.23 hereof on a pro forma basis as of the end of and for the most recently completed four fiscal quarter period occurring prior to the completion of the expansion for which financial statements are available; and

(f)	the expansion shall be funded exclusively with Available Excess Cash Flow and/or additional Equity.

“Permitted Liens” is defined in Section 8.9.

“Permitted MUFG AR Program” means any transaction or series of transactions pursuant to which the Sellers may sell, assign, convey or otherwise transfer to the Special Purpose Entities (the “AR Purchasers”) , any accounts receivable of such Sellers (the “Purchased AR”) on an arm’s length basis for fair market value, without any recourse (other than recourse for (a) breach of representation or eligibility criteria at time of sale, (b) failure of a Credit Party to comply with applicable law which negatively impairs the collectability of the Purchased AR, (c) reduction as a result of any defect in or adjustment to the related invoice, and (d) any other recourse satisfactory to the Administrative Agent (acting reasonably) by the AR Purchasers against such Sellers for non-collection of such Purchased AR and, in connection therewith, such Sellers may grant Liens to the AR Purchasers (or its trustee or agent) restricted to the Purchased AR and assets specifically related to the Purchased AR, including all collections in respect of the Purchased AR, all segregated accounts into which such collections are paid or deposited, all instruments, chattel paper and other documents evidencing the Purchased AR, and all contracts, guarantees, insurance or other obligations in respect of the Purchased AR and all proceeds thereof (collectively, the “Permitted MUFG Liens”).

“Permitted MUFG Liens” has the meaning set forth in the definition of Permitted MUFG AR Program.

“Permitted New Facility” means any new facility developed by the Borrower with respect to which all of the following conditions shall have been satisfied:

(a)	the new facility is in an Eligible Line of Business;

(b)	any newly-formed or acquired Subsidiary will become an Included Subsidiary;

(c)	the Borrower shall have notified the Administrative Agent no less than five (5) days prior to the development of any such new facility and furnished to the Administrative Agent at such time reasonable details as to such new facility (including sources and uses of funds therefor);

(d)	in the case of any new facility with an aggregate expected development cost of greater than $10,000,000, covenant compliance calculations and Stand-Alone Projections and three-year pro forma financial forecasts on a consolidated basis, and the Stand-Alone Projections shall reflect a positive projected EBITDA beginning in the 3rd year following the commencement of such new facility;

(e)	the new facility shall be funded exclusively with Available Excess Cash Flow and/or additional Equity; and

(f)	after giving effect to the development of the new facility and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.23 hereof on a pro forma basis as of the end of and for the most recently completed four fiscal quarter period occurring prior to the initiation of the new facility for which financial statements are available.

“Permitted Tax Distributions” means for any taxable period (or portion thereof) for which the Borrower or any of its Subsidiaries are members of a consolidated, combined, unitary or similar income tax group (or, where the Borrower is an entity disregarded from its owner, the Borrower’s regarded owner) for U.S. federal or applicable state or local income tax purposes (a “Tax Group”), distributions by the Borrower and/or any applicable Subsidiary to pay the portion of any U.S. federal, state or local taxes (as applicable) of such Tax Group for such taxable period that are attributable to the taxable income or activities of the Borrower and/or the applicable Subsidiaries; provided that the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Borrower and the applicable Subsidiaries would have been required to pay in respect of such taxable income each as stand-alone taxpayers or a stand-alone Tax Group (determined without duplication).

“Permitted Transactions with Affiliates” is defined in Section 8.17.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is contributed to by (or to which there is or may be an obligation to contribute of) a member of the Controlled Group, and each such plan for the five-year period immediately following the latest date on which a member of the Controlled Group maintained, contributed to or had an obligation to contribute to such plan.

“PPSA” means the Personal Property Security Act (Ontario) as in effect from time to time and comparable legislation of any province or territory of Canada where any of the Credit Parties carry on business, and, in respect of the Province of Québec, the Civil Code of Québec as in effect from time to time in such province.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Purchase Agreement” means the amended and restated master transaction agreement dated on or about June 7, 2026 among, inter alios, the Borrower, as purchaser, Griffon Ames Holdco LLC, VNPI Global Investments & Services, S.L., and Bellota Holding AG, as sellers, pursuant to which the Borrower shall purchase the Acquired Companies.

“QFC Credit Support” is defined in Section 13.29 hereof.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

"Register” is defined in Section 13.13 hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, administrators, managers, and representatives, of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Relevant Four Fiscal Quarter Period” is defined in Section 8.23(e) hereof.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan (other than any Plan maintained by a Person who is considered a member of the Controlled Group solely pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” means, as of the date of determination thereof, Lenders whose combined outstanding Term Loans constitute more than 50% of the sum of the total outstanding Term Loans; provided that, for purposes of determining whether there are only two Lenders, Lenders that are Affiliates of one another or are managed, advised or sub-advised by the same investment adviser, manager or Approved Fund shall be deemed to constitute one Lender. If, after giving effect to the foregoing sentence, there are only two Lenders, the consent of both such Lenders shall be required.

“Residual Excess Cash Flow” means, with respect to any fiscal year of the Borrower, that part of such Excess Cash Flow which is not required to be applied by the Borrower as a mandatory prepayment out of Excess Cash Flow pursuant to Section 2.5(b)(iii) hereof.

“Restricted Payments” is defined in Section 8.13 hereof.

“RPMRR” means the Register of Personal and Movable Real Rights for the Province of Québec.

“RSM Report” is defined in the definition of “EBITDA”.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor owner of such division.

“Sanction(s)” means, at any time, any international economic, trade or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes administered or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), the Government of Canada (including Global Affairs Canada and Public Safety Canada), the United Nations Security Council, the European Union, the United Kingdom (including His Majesty’s Treasury) or other relevant sanctions authority.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC, the US Department of State or any equivalent or similar agency or body in Canada. It being agreed that Sanctioned Entities as of the date hereof include, without limitation, the so-called Donetsk People’s Republic region of Ukraine, the so-called Luhansk People’s Republic region of Ukraine, the Crimea Region of Ukraine, the Kherson and Zaporizhzhia oblasts of Ukraine, Cuba, Iran, Sudan, and North Korea.

“Sanction Event” has the meaning set forth in Section 8.26(a).

“Sanctioned Person” means at any time, (a) any person that is the subject or target of any Sanctions, (b) a person named on the list of Specially Designated Nationals maintained by OFAC, (c) any person 50% or more owned or controlled by any such person or persons described in the foregoing clauses, or that is otherwise directly or indirectly owned or controlled (individually or in the aggregate) by, or acting on behalf of, any such person or persons, or (d) any Person that is otherwise the subject of Sanctions, including, for purposes of Sanctions imposed by Canada, any entity deemed to be controlled by a person or persons described in clauses (a) through (c), including, but not limited to the circumstances in which (i) such person or persons, individually or in the aggregate, hold, directly or indirectly, 50% or more of the shares or ownership interests in the entity or 50% or more of the voting rights in the entity or are able, directly or indirectly, to change the composition or powers of the entity’s board of directors, or (ii) it is reasonable to conclude, having regard to all the circumstances, that such person or persons, individually or in the aggregate, are able, directly or indirectly and through any means, to direct the entity’s activities.

“Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, Anti-Money Laundering Laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act), the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), Export and Import Permits Act (Canada), the Criminal Code (Canada) and the Freezing Assets of Corrupt Foreign Officials Act (Canada)), and all economic and trade sanction programs administered by OFAC, any and all similar United States or Canadian federal laws, regulations or Executive Orders (whether administered by OFAC or otherwise), and any similar laws, regulations or orders adopted by any State within the United States and any province within Canada.

“Second Lien Tranche A Intercreditor Agreement” means the intercreditor agreement dated as of the Closing Date among the Credit Parties, the First Lien Administrative Agent and the Administrative Agent, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified subsequent to the date hereof.

“Second Lien Tranche B Credit Agreement” means the credit agreement dated as of the Closing Date among, inter alios, the Borrower, the administrative agent thereunder (the “Second Lien Tranche B Administrative Agent”), and the lenders party thereto among others, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof.

“Second Lien Tranche B Debt” means the Obligations under the Second Lien Tranche B Credit Agreement.

“Second Lien Tranche B Security” means the Liens granted by the Credit Parties in favour of the Second Lien Tranche B Administrative Agent and lenders in connection with the Second Lien Tranche B Credit Agreement.

“Securitization Notes” means subordinate notes issued by the Special Purpose Entities to the Sellers in connection with the purchase of Purchased AR.

“Sellers” has the meaning ascribed to such term in Section 8.31.

“Senior Funded Debt” means Total Funded Debt less the Second Lien Tranche A Debt.

“Senior Funded Debt / Adjusted EBITDA Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Senior Funded Debt of the Borrower as of the last day of such fiscal quarter to Adjusted EBITDA of the Borrower for the period of four fiscal quarters then ended.

“Security Agreements” means the security documents set out in Sections 5.1, 5.2 and 5.3 hereof.

“Spanish Civil Code” means the Spanish Civil Code (Código Civil) approved by Royal Decree of 24 July 1889, as amended from time to time.

“Spanish Civil Procedural Law” means Law 1/2000 of 7 January, on Civil Procedure (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended from time to time.

“Spanish Commercial Code” means the Spanish Commercial Code (Código de Comercio) approved by Royal Decree of 22 August 1885, as amended from time to time.

“Spanish Companies Law” means the consolidated text of the Spanish Companies Law, approved by Royal Legislative Decree 1/2010 of 2 July (Real Decreto Legislativo

1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended from time to time.

“Spanish Credit Party” means any Credit Party incorporated or existing in Spain.

“Spanish Insolvency Law” means the consolidated text of the Spanish Insolvency Law, approved by Royal Legislative Decree 1/2020 of 5 May (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal), as amended from time to time and in particular, without limitation, as amended by Law 16/2022, of 5 September.

“Spanish Public Document” means, a documento público, being either an escritura pública or a póliza or efecto intervenido por fedatario público.

“Spanish Royal Decree-Law 5/2005” means Spanish Royal Decree-Law 5/2005 of 11 March, on urgent reforms to encourage, among others, productivity and improve public procurement (Real Decreto-ley 5/2005, de 11 de marzo, de reformas urgentes para el impulso a la productividad y para la mejora de la contratación pública), as amended from time to time.

“Spanish Security Agreements” means each Security Agreement governed by Spanish law.

“Special Flood Hazard Area” means, an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100 year flood) in any given year.

“Special Purpose Entities” means the three entities (being Merv Receivables US LLC, Merv Receivables Canada GP Inc. and Merv Receivables Canada LP) formed for the sole purpose of effecting the Permitted MUFG AR Program.

“Specified Capital Lease” means any lease entered into in connection with a sale and leaseback transaction permitted under the terms of this Agreement.

“Specified Equity Contribution” means (a) a cash common equity contribution or any other equity contribution (such other equity contribution to be reasonably satisfactory to the Administrative Agent), or (b) an investment in the Borrower pursuant to Borrower Unsecured Notes, that at the Borrower’s option, is included in the calculation of Adjusted EBITDA for the purposes of determining compliance with the financial covenants for the applicable fiscal quarter and applicable subsequent fiscal quarters.

“Stand-Alone Projections” is defined in the definition of Permitted Acquisition.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities that are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Subsidiary Guarantor” means each direct and indirect Wholly-owned Subsidiary of the Borrower that is an Included Subsidiary.

“Supported QFC” is defined in Section 13.29 hereof.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Act” means the Income Tax Act (Canada), and the regulations and rules promulgated thereunder, as amended, and any successor statute thereto.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Credit” means the credit facility for the Term Loans described in Section 2.1 hereof.

“Term Loan” is defined in Section 2.1 hereof. The aggregate amount of the Term Loans outstanding on the Closing Date immediately after giving effect to the Term Loans to be made on the Closing Date is $90,000,000, as set forth on Schedule H hereto.

“Term Loan Commitment” means with respect to the Term Loans, as to any Lender on the Closing Date, the obligation of such Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name in the “Term Loan Commitment” column on Schedule H hereto. The aggregate amount of the Lenders’ unfunded Term Loan Commitments on the Closing Date is $90,000,000 (which amount shall be fully funded on the Closing Date pursuant to Section 2.1 hereof).

“Term Loan Percentage” means, for each Lender, the percentage represented by (a) the sum of the outstanding aggregate principal amount of all Term Loans then outstanding of such Lender relative to (b) the sum of the outstanding aggregate principal amount of all Term Loans then outstanding of all Lenders.

“Test Period” is defined in the definition of Adjusted EBITDA.

“Total Funded Debt” means all funded Indebtedness for Borrowed Money (excluding Second Lien Tranche B Debt) of the Borrower and its Subsidiaries at such time determined on a consolidated basis, minus, Unrestricted Cash. For clarity, Total Funded Debt shall include, but not be limited to, the Credits (as defined under the First Lien Facilities) and Capital Leases (other than any Specified Capital Leases) and shall not include Borrower Unsecured Notes, accounts receivable that have been sold to a third party factoring firm or other third party financial institution (including the Permitted MUFG AR Program), any undrawn loan commitments or undrawn Letters of Credit (as defined under the First Lien Facilities), any accrued liabilities related to unsecured subordinated debt, earn outs (subject in each case to a subordination agreement satisfactory to the

Administrative Agent), hedging obligations, product liability, warranty, pensions, deferred compensation, workers compensation, customer liens or healthcare and bonding requirements.

“Total Funded Debt/Adjusted EBITDA Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower as of the last day of such fiscal quarter to Adjusted EBITDA of the Borrower for the period of four fiscal quarters then ended.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York.

“Unrestricted Cash” means up to $20,000,000 (reducing to $10,000,000 after the end of the fourth fiscal quarter following the Closing Date) of cash and/or cash equivalents of the Borrower and its Subsidiaries (in each case, free and clear of all Liens) to the extent the use thereof for the application to payment of indebtedness is not prohibited by law or any contract to which the Borrower or any of its Subsidiaries is a party and excluding cash and cash equivalents which (i) are listed as “restricted” on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date, (ii) constitute proceeds of a Specified Equity Contribution or (iii) following the date on which control agreements are required under this Agreement with respect to accounts located outside of Canada, are not held in accounts where the Administrative Agent does not have control (as defined in the UCC) of such account.

“U.S. Dollars” or “$” means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 13.29 hereof.

“Venanpri” means NATT Tools Group Inc. and its Subsidiaries.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

“Working Capital” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, (a) current assets (excluding cash and cash equivalents, deferred taxes and accrued interest), minus (b) current liabilities (excluding the current portion of long term indebtedness, outstanding Revolving Loans (as defined under the First Lien Facilities), the current portion of any indebtedness attributable to Capital Leases, deferred Taxes and accrued interest); provided that increases or decreases in Working Capital shall be calculated without regard to any changes in current assets or current liabilities as a result of any (i) reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (ii) effects of purchase accounting, or (iii) impacts from non-cash currency translation adjustments, non-cash unrealized derivatives, non-cash reclassifications, interest, income taxes and dividends.

1.2	Interpretation

(a)	The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”. All references to time of day herein are references to New York City time, unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

(b)	For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or the PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province or territory”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatory or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract”, (y) “foreclosure” shall include “the exercise of a hypothecary recourse”, and (z) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

(c)	Any reference to “advance” herein includes the cashless settlement on the Closing Date pursuant to the terms of the Purchase Agreement.

1.3	Currency References

All amounts referred to in this Agreement are in US Dollars unless otherwise noted.

1.4	Change in Accounting Principles

If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.6 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.4, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. For purposes of this Agreement, any obligations of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person under GAAP as in effect as of the Closing Date (without giving effect to ASU 2016-02 Leases) shall not be treated as a capitalized lease as a result of changes in GAAP or changes in the application of GAAP following the Closing Date.

1.5	Divisions

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.6	Excluded Subsidiaries and Immaterial Subsidiaries

Notwithstanding anything contained in this Agreement to the contrary, the Excluded Subsidiaries shall not be (i) subject to the representations, covenants or Events of Default contained herein, or (ii) included in the calculation of the financial covenants contemplated in Section 8.23. Notwithstanding anything contained in this Agreement to the contrary, the Immaterial Subsidiaries shall not be subject to the representations, covenants (other than the following covenants which they shall be bound by – Section 8.7, 8.9-8.11, 8.13, 8.16, 8.17. 8.20, 8.24, 8.26 and 8.27) or Events of Default contained herein.

1.7	Special Purpose Entities

Special Purpose Entities shall not be subject to the representations, covenants or Events of Default contained herein but for Section 8.31.

1.8	Canadian References

(i) Any term defined in this Agreement by reference to the UCC shall also have any extended, alternative or analogous meaning given to such term in the PPSA and under other Canadian laws (including, without limitation, the Securities Transfer Act, 2006 (Ontario), the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Administrative Agent and the Lenders, (ii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under the PPSA, including, without limitation, where applicable, financing change statements and (iii) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada.

1.9	Permitted Liens

Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by this Agreement or any other

Loan Document to any Permitted Lien, except to the extent expressly provided in writing in this Agreement or such other Loan Document.

1.10	Exhibits and Schedules

The following exhibits and schedules are attached to this Agreement and incorporated herein by reference:

Exhibit A	–	Form of Notice of Payment Request
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	[Reserved]
Exhibit D	–	Form of Notice of Repayment
Exhibit E	–	Form of Compliance Certificate
Exhibit F	–	Form of Additional Guarantor Supplement
Exhibit G	–	Assignment and Acceptance
Exhibit H	–	[Reserved]
Schedule A	–	Subsidiaries, Foreign Subsidiaries and Included Subsidiaries
Schedule B	–	Intellectual Property
Schedule C	–	Agreements with Affiliates
Schedule D	–	Financial Statements
Schedule E	–	Taxes
Schedule F	–	Compliance with Laws
Schedule G	–	Broker Fees
Schedule H	–	Term Loans
Schedule I	–	Excluded Bank Accounts

1.11	Spanish Terms

In each Loan Document, where it relates to a Person incorporated in the Kingdom of Spain:

(a)	a “winding-up”, “liquidation” or “dissolution” includes, without limitation, disolución, liquidación, procedimiento concursal or any other similar proceedings;

(b)	a “receiver”, “receiver and manager”, “liquidator”, “administrator” or the like includes, without limitation, mediador concursal, administración del concurso, administrador concursal, experto en reestructuraciones or any other person performing the same function;

(c)	a “composition”, “compromise”, “assignment”, “reorganization” or “arrangement” with any creditor includes, without limitation, the celebration of a convenio in the context of a concurso or any plan de reestructuración for the purposes of articles 614 et seq of the Spanish Insolvency Law;

(d)	“willful misconduct” means dolo;

(e)	“gross negligence” means culpa grave;

(f)	an obligation which has “matured” includes, without limitation, any crédito líquido, vencido y exigible;

(g)	“Collateral” includes, without limitation, any prenda (con o sin desplazamiento posesorio), hipoteca, garantía financiera pignoraticia embargo, servidumbre, carga, afección fiscal, gravamen and any other garantía real o personal, derecho de retención, crédito privilegiado, preferencia en el orden de prelación de créditos or other transaction having the same effect as each of the foregoing, including any financial collateral or guarantee under Spanish Royal Decree-Law 5/2005;

(h)	a “right of set-off” would include to the extent legally possible, the rights to compensate under Spanish Royal Decree-Law 5/2005; and

(i)	a person’s inability to pay its debts as they become due includes that person being in a state of insolvencia or concurso within the meaning of Article 2 of the Spanish Insolvency Law and a person “in a state of likelihood of insolvency” (en probabilidad de insolvencia) within the meaning of Article 584.2 of the Spanish Insolvency Law.

Article 2
The Credit Facilities

2.1	Term Loan Commitments

(a) Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make term loans on the Closing Date in US Dollars to the Borrower in the amount of such Lender’s unfunded Term Loan Commitment as of such date (which amount is $90,000,000) (the “Term Loans”).

(b) No amount repaid or prepaid on any Term Loan may be borrowed again. The Term Loan Commitments of each Lender is set forth on Schedule H attached hereto.

2.2	Applicable Interest Rates; Fees

(a) Interest Rate. The Term Loans shall bear interest at the rate of ten percent (10%) per annum (the “Interest Rate”), which interest shall accrue on a payment-in-kind basis (“PIK Interest”) and shall be capitalized and added to the outstanding principal balance of the Term Loans automatically on the last day of each Interest Period (or, if earlier, on the date on which all Obligations become due and payable). For the avoidance of doubt, PIK Interest that has been capitalized and added to the outstanding principal balance of the Term Loans in accordance herewith shall itself bear interest at the Interest Rate on a payment-in-kind basis, compounding on the last day of each Interest Period (or, if earlier, on the date on which all Obligations become due and payable). All interest hereunder shall accrue daily on the outstanding principal amount of each Loan as of the applicable date of determination, including any PIK Interest previously capitalized and added thereto, and shall be computed on the basis of a 360-day year for the actual number of days elapsed, including the first day of the applicable period and excluding the last day.

(b) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Term Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. All calculations of interest and fees under the Loan Documents shall be made on the basis of the nominal rates described in this Agreement and not on the basis of effective yearly rates or on any other basis that gives effect to the principle of deemed reinvestment. The Borrower acknowledges that there is a material difference between the stated nominal rates and effective yearly rates taking into account reinvestment, and that it is capable of making the calculations required to determine effective yearly rates.

(c) Deemed Interest Periods; Etc. Any rate that is calculated with reference to an annual period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying that rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed annual interest period. Any reference to “calendar year” in this Agreement means the calendar year in which the period for which the calculation in question falls. If the period falls in two calendar years, one of which is a leap year, the calculation shall be done separately for the parts of the period that fall in each calendar year and the calculated amounts for each period shall be added.

(d) Criminal Code (Canada). Without limiting the generality of any provision herein, if any provision of this Agreement would oblige the Borrower or the Guarantors to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)	first, by reducing the amount or rate of interest required to be paid to such Lender under this Agreement; and

(ii)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(e) Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any such Lender shall have received an amount in excess of the maximum permitted by Section 347 of the Criminal Code (Canada), the applicable Borrower or Guarantor shall be entitled, by notice in writing to the Lender, to obtain reimbursement in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to such Borrower or Guarantor.

2.3	Advance of Term Loans on Closing Date

(a) Availability of Term Loans. On the Closing Date, subject to Section 7.12 hereof, each Lender shall be deemed to have made its Loan comprising part of the Borrowing by way of a cashless settlement pursuant to the terms of the Purchase Agreement.

2.4	Maturity of Loans

(a) Scheduled Payments of Term Loans. The Term Loans shall not be subject to any scheduled amortization. The entire outstanding principal balance of the Term Loans (including all accrued and uncapitalized PIK Interest and all PIK Interest theretofore capitalized and added to principal pursuant to this Agreement) shall be due and payable in full in cash on the Maturity Date. Each principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.

2.5	Prepayments

(a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) in an amount not less than US$500,000 and integral multiples of US$100,000 in excess thereof, upon three (3) Business Days’ prior written notice by the Borrower to the Administrative Agent, such prepayment to be made by the payment of the principal amount to be prepaid, and when repaid in full, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 2.9 hereof. Notwithstanding anything to the contrary contained herein, unless otherwise specified by the Borrower in the applicable notice of prepayment required by the immediately preceding sentence, the portion of such prepayment applied to the Term Loans shall be applied in the order of maturity against the scheduled installments of principal due under Section 2.5(a).

(b) Mandatory.

(i)	Dispositions. If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property (other than the Excluded Assets), then the Borrower shall promptly notify the Administrative Agent in writing of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall make prepayment on its outstanding Indebtedness for Borrowed Money in an aggregate amount equal to either (x) 75% of such Net Cash Proceeds should the Total Funded Debt/Adjusted EBITDA Ratio be greater than 3.75 to 1.00, or (y) 50% of such Net Cash Proceeds should the Total Funded Debt/Adjusted EBITDA Ratio be greater than 2.75 to 1.00 but less than 3.75 to 1.00, such prepayment to be applied in accordance with the waterfall set forth in the final sentence of this clause (b)(i); provided that, (A) so long as no Default or Event of Default then exists and is continuing, this Section 2.5(b) shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash

Proceeds are applied to restore the relevant Property (other than the Excluded Assets) or purchase replacement or other productive assets in accordance with the relevant Collateral Documents, (B) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions or an Event of Loss during any fiscal year of the Borrower not exceeding $1,000,000 in the aggregate so long as no Default or Event of Default then exists, and (C) in the case of any Event of Loss not covered by clause (A) above, or Disposition not covered by clause (B) above, so long as no Default or Event of Default then exists, if the Borrower notifies the Administrative Agent within thirty (30) days following the occurrence of such Disposition or Event of Loss of the Borrower’s or the relevant Subsidiary’s intent to reinvest (or commitment to reinvest) within two-hundred and seventy (270) days of the applicable Disposition, the Net Cash Proceeds thereof in assets of the general type then used in the operation of an Eligible Line of Business (including equity interests of a Person in an Eligible Line of Business; provided that such equity interests are pledged in favour of the Administrative Agent and such Person provides a Guarantee and security in favour of the Administrative Agent), then the Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested (or committed to be reinvested) in such assets within such two-hundred and seventy (270)-day period (provided that the relevant assets must be purchased within ninety (90) days after the commitment was made); provided, further, that the reinvestment right set forth in clause (C) above shall not apply to any Net Cash Proceeds arising from any Disposition or Event of Loss in respect of any JV Real Property, which Net Cash Proceeds shall be applied in accordance with Section 2.5(b)(v). Promptly after the end of the reinvestment period described in the prior sentence, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall notify the Administrative Agent and shall promptly make prepayment on its outstanding Indebtedness for Borrowed Money in the amount of such Net Cash Proceeds not so reinvested, such prepayment to be applied as follows: first, to the extent required, to satisfy any mandatory prepayment obligations then due and owing under the First Lien Credit Agreement in respect of such Net Cash Proceeds; and second, to the extent any Net Cash Proceeds remain after the application described in the foregoing clause, ratably, to prepay (a) the outstanding principal balance of the Term Loans outstanding hereunder (including, without limitation, all other Obligations hereunder, including the amount of all payment-in-kind interest previously capitalized and added to principal) and (b) the outstanding balance of the Second Lien Tranche B Debt, on a ratable basis based on the respective outstanding principal amounts thereof, and in each case, in accordance with the terms of the Pari Passu Second Lien Intercreditor Agreement.

(ii)	Debt Issuance Proceeds. If, after the Closing Date, the Borrower or any Subsidiary shall issue debt securities not otherwise permitted by Section 8.7 hereof, then the Borrower shall promptly notify the Administrative Agent of such issuance (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of such issuance, the Borrower shall make prepayment on its outstanding Indebtedness for Borrowed Money in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds, such prepayment to be applied as follows: first, to the extent required, to satisfy any mandatory prepayment obligations then due and owing under the First Lien Credit Agreement in respect of such Net Cash Proceeds; and second, to the extent any Net Cash Proceeds remain after the application described in the foregoing clause, ratably, to prepay (a) the outstanding principal balance of the Term Loans outstanding hereunder (including, without limitation, all other Obligations hereunder, including the amount of all payment-in-kind interest previously capitalized and added to principal) and (b) the outstanding balance of the Second Lien Tranche B Debt, on a ratable basis based on the respective outstanding principal amounts thereof, and in each case, in accordance with the terms of the Pari Passu Second Lien Intercreditor Agreement.

(iii)	Specified Equity Contributions. Within three (3) days after receipt of any Specified Equity Contribution, the Borrower shall make prepayment on its Indebtedness for Borrowed Money in an aggregate amount equal to 100% of the Specified Equity Contribution, such prepayment to be applied as follows: first, to the extent required, to satisfy any mandatory prepayment obligations then due and owing under the First Lien Credit Agreement in respect of such Net Cash Proceeds; and second, to the extent any Net Cash Proceeds remain after the application described in the foregoing clause, ratably, to prepay (a) the outstanding principal balance of the Term Loans outstanding hereunder (including, without limitation, all other Obligations hereunder, including the amount of all payment-in-kind interest previously capitalized and added to principal) and (b) the outstanding balance of the Second Lien Tranche B Debt, on a ratable basis based on the respective outstanding principal amounts thereof, and in each case, in accordance with the terms of the Pari Passu Second Lien Intercreditor Agreement.

(iv)	JV Real Property Proceeds. Notwithstanding anything to the contrary in this Section 2.5(b) or otherwise, and notwithstanding any other provision under any documentation or instrument governing any other Indebtedness for Borrowed Money of the Borrower, upon the receipt by the Borrower or any Subsidiary of any Net Cash Proceeds arising from the sale, disposition, Event of Loss or other realization in respect of any JV Real Property (including, without limitation, any sale-leaseback transaction in respect of any JV Real Property and any proceeds deposited into the JV Real Property Bank Account), the Borrower shall, forthwith upon receipt thereof, apply one hundred percent (100%) of such Net Cash Proceeds as follows: first, to prepay the Second Lien Tranche B Debt and all other obligations owing under the Second Lien Tranche B Credit Agreement (including, without limitation, all accrued and unpaid payment-in-kind interest and all payment-in-kind interest previously capitalized and added to principal, and all fees, costs and expenses owing thereunder) until all such obligations have been indefeasibly paid in full in cash; and second, only after all such obligations under the Second Lien Tranche B Credit Agreement and all Second Lien Tranche B Debt shall have been so paid in full, to the extent any Net Cash Proceeds remain after the application described in the foregoing clause, to prepay all Obligations hereunder until the same shall have been indefeasibly paid in full in cash (including all accrued and unpaid PIK Interest and all PIK Interest previously capitalized and added to principal) until the Term Loans and all such other obligations shall have been so paid in full.

(v)	The Borrower shall provide three (3) Business Days’ prior written notice to the Administrative Agent before any mandatory prepayment under Section 2.06(b), which shall state (i) the date of such mandatory prepayment, (ii) the amount of such mandatory prepayment, (iii) the reason for such mandatory prepayment and (iv) a reasonably detailed calculation of such amount was determined.

(c) No amount of the Term Loans paid or prepaid may be reborrowed. In the case of any partial prepayment of the Term Loans, such prepayment shall be applied to reduce the outstanding principal balance of the Term Loans in the inverse order of maturity.

(d) Each prepayment of the Term Loans pursuant to this Section 2.5 shall be accompanied by all accrued and unpaid interest (including PIK Interest) on the principal amount prepaid to (but not including) the date of such prepayment, together with any amounts owing pursuant to Section 2.9 hereof.

2.6	Default Rate

Notwithstanding anything to the contrary contained herein, while any Event of Default identified in Sections 9.1(a), 9.1(l) or 9.1(m) exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of the Term Loans, at a rate per annum (the “Default Rate”) equal to 2.0% per annum in excess of the Interest Rate; provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the direction of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the direction of the Required Lenders. In addition (but without duplication of amounts payable pursuant to the preceding sentence), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on all overdue amounts of principal, interest, fees and other amounts under any Loan Document at the Default Rate.

The Default Rate referred in this Clause will be also considered as the procedural default interest (interés de mora procesal) for the purposes set forth in Article 576 of the Spanish Civil Procedural Law.

2.7	Evidence of Indebtedness

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.8	Substitution of Lenders

In the event (a) any Lender is a Defaulting Lender in default in any material respect with respect to its obligations under the Loan Documents, (b) a Lender fails to consent to an amendment or waiver requested under Section 13.14 hereof at a time when the Required Lenders have approved such amendment or waiver, or (c) any Lender requests compensation under Section 10.2, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.1 or Section 13.4 and, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 13.5 (any such Lender referred to in clause (a) or (b) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Term Loan Commitments and the Term Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to a commercial bank or other financial institution specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with, unless the Affected Lender is in default in any material respect with respect to its obligations hereunder, amounts due such Affected Lender under Section 2.9 hereof as if the Term Loans owing to it were prepaid rather than assigned) other than such principal and accrued interest and fees owing to it hereunder, (iv) in the case of any such assignment resulting from a claim for compensation under Section 10.2 or payments required to be made pursuant to Section 13.1 or Section 13.4, such assignment will result in a reduction in such compensation or payments thereafter, and (v) the assignment is entered into in accordance with the other requirements of Section 13.13 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

2.9	Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)	The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.14.

(ii)	Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non−interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 7.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non−Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash Collateral pursuant to this Section 2.10(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent (at the direction of the Required Lenders) agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their applicable Term Loan Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article 3
Fees

3.1	Fees

(a) Administrative Agent Fee. The Borrower shall pay to the Administrative Agent for its own account at such times and in such amounts as are set forth in the Agency Fee Letter.

Article 4
Place and Application of Payments

4.1	Place and Application of Payments

All payments of principal of and interest on the Term Loans, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be in U.S. Dollars and made by the Borrower to the Administrative Agent by no later than 1:00 p.m. (New York City time) on the due date thereof at the office of the Administrative Agent specified in Section 13.9 (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender or Lenders entitled thereto. Any voluntary repayment by the Borrower shall be accompanied by a repayment notice in the form of Exhibit D. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All payments of principal shall be made in the same currency in which the Term Loans were borrowed, all payments of interest shall be made in the same currency in which the underlying the Term Loans were borrowed to which such interest relates, in each case in immediately available funds at the place of payment, in each case without setoff or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on the Term Loans rateably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to, with respect to the Term Loans or other amounts owing, the Federal Funds Rate for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 2.5(b) above), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Term Loan Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)	first, to the payment of any outstanding fees, costs, expenses and other amounts due and payable to the Administrative Agent, and any security trustee therefor, including expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral or in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.16 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)	second, to the payment of any outstanding fees, costs, and expenses due to the Lenders;

(c)	third, to the payment of any interest due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each Lender thereof;

(d)	fourth, to the payment of principal on the Term Loans, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each Lender thereof;

(e)	fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each Lender thereof; and

(f)	finally, to the Borrower or whoever else may be lawfully entitled thereto.

Article 5
GuarantEes and Collateral

5.1	Guarantees

The payment and performance of the Obligations shall at all times be guaranteed by:

(a)	each Included Subsidiary (individually a “Guarantor” and collectively the “Guarantors”) pursuant to Article 12 hereof or pursuant to one or more guarantees in form and substance reasonably acceptable to the Required Lenders, as such guarantees may be amended, modified or supplemented from time to time (individually a “Guarantee” and collectively the “Guarantees”); provided that such guarantee need not be provided by any Included Subsidiary that is created or acquired after the Closing Date (including pursuant to an Acquisition) prior to the date that is thirty (30) days after the date of such creation or acquisition (or such later date acceptable to the Administrative Agent in its sole discretion). For certainty, a Foreign Subsidiary is not required to provide a Guarantee in favour of the Administrative Agent; and

(b)	Holdings pursuant to a limited recourse guarantee in form and substance reasonably acceptable to the Required Lenders (a “Limited Recourse Guarantee”). For certainty, each shareholder of the Borrower following the Closing Date shall execute and deliver in favour of the Administrative Agent a Limited Recourse Guarantee and a securities pledge agreement in favour of the Administrative Agent constituting a second-priority Lien on all Equity of the Borrower that it owns.

5.2	Security Delivered on the Closing Date

On the Closing Date, as continuing collateral security for the payment and satisfaction of the Obligations, the Borrower shall deliver or cause to be delivered to the Administrative Agent for itself and on behalf of the Lenders the following:

(a)	the Borrower Security Agreement;

(b)	a securities pledge agreement from the Borrower, in favour of the Administrative Agent on all Equity that it owns;

(c)	a securities pledge agreement from Holdings in favour of the Administrative Agent on all Equity that it owns;

(d)	a deposit account control agreement in respect of the JV Real Property Bank Account among the Borrower, the Administrative Agent, the Second Lien Tranche B Administrative Agent and UMB Bank N.A., as account bank; and

(e)	all share certificates representing the shares of the Borrower, together with duly executed stock powers of attorney (which shall be delivered to the First Lien Administrative Agent).

5.3	Security Delivered Upon Closing of the Merv Acquisition

On the Closing Date and subject to Section 5.4, immediately after completion of the Merv Acquisition, as continuing collateral security for the payment and satisfaction of the Obligations, the Borrower shall deliver or cause to be delivered to the Administrative Agent for itself and on behalf of the Lenders the following:

(a)	all share or other certificates representing the Equity of the Acquired Companies, if any, together with duly executed stock powers of attorney or their equivalent in the relevant jurisdiction (which shall be delivered to the First Lien Administrative Agent);

(b)	a Guarantee from each Included Subsidiary (other than any Guarantor that is not organized in the United States or Canada);

(c)	a Guarantor Security Agreement (or equivalent) from each Included Subsidiary;

(d)	a securities pledge agreement (or equivalent) from each Included Subsidiary that owns Equity; and

(e)	such other Collateral Documents as may be required by the Administrative Agent to ensure that the Administrative Agent maintains a Lien on all Collateral of such Credit Party.

5.4	Security Acknowledgement

The Borrower acknowledges and agrees that the Liens on the Collateral granted pursuant to the Collateral Documents shall be granted to the Administrative Agent for the benefit of the Lenders, and shall be valid, enforceable and perfected second-priority Liens on all right, title, and interest of the Borrower and each Guarantor in the Collateral (including, for certainty, all Equity and all Borrower Unsecured Notes); provided, however, that this requirement shall not apply to:

(a)	any Guarantor that is not organized in the United States or Canada until prior to the date that is one hundred and twenty (120) days after the Closing Date (or such later date acceptable to the Administrative Agent (at the direction of the Required Lenders)); and

(b)	any Guarantor that is created or acquired after the Closing Date or any Collateral acquired after the Closing Date prior to the date that is ninety (90) days (or in the case of deposit accounts, the date that is six (6) months) after the date of such creation or acquisition (or, in each case, such later date acceptable to the Administrative Agent (at the direction of the Required Lenders));

and provided further, that:

(c)	Liens on deposit accounts of the Borrower and the Guarantors need not be perfected until the date that is six (6) months following the Closing Date (or such later date acceptable to the Administrative Agent (at the direction of the Required

Lenders) and three (3) months for such accounts arising from a Permitted Acquisition); provided that the total amount on deposit in U.S. deposit accounts not covered by control agreements shall not exceed an average daily balance of $250,000 in the aggregate in all such accounts at any one time and no individual account shall have an average daily balance in excess of $150,000;

(d)	Liens on state registered trademarks and applications for state registered trademarks need not be perfected to the extent a filing with a state trademark office would be required to perfect such Liens;

(e)	Liens on unregistered copyrights need not be perfected to the extent that any action other than filing PPSA or UCC financing statements would be required to perfect such Liens;

(f)	Liens on a commercial tort claim need not be valid, perfected or enforceable unless a supplemental security agreement with respect to such commercial tort claims is required to have been executed and delivered pursuant to the terms of the Collateral Documents; and

(g)	the Borrower shall have no obligation to ensure that the Administrative Agent’s Liens on the Equity of an Excluded Subsidiary or a Foreign Subsidiary are valid or perfected (and the Administrative Agent shall take no steps when there exists no Event of Default to address such lack of validity or perfection). Should any such Lien violate any applicable law or the articles or by-laws of such Subsidiary, the Administrative Agent and the Lenders acknowledge and agree that the Administrative Agent’s Liens shall not extend to such Subsidiary.

5.5	Excluded Property

Notwithstanding the foregoing, Liens on the following Property of the Borrower and the Guarantors (collectively, the “Excluded Collateral”) shall not be granted: (a) any interest in vehicles that are subject to a certificate of title law, (b) any Property of such Person which is subject to a Lien permitted by Section 8.9(c) of this Agreement, in any case pursuant to agreements that prohibit the granting of any other Liens in such Property, (c) any Property leased by such Person (as lessee) under a lease to the extent such lease prohibits such Person from granting any Liens on such Property, unless consent under such lease has been obtained, (d) any general intangible, instrument, software, license, permit, lease, contract, governmental approval or franchise (but not the proceeds thereof), if the grant of a Lien in such general intangible, instrument, software, license, permit, lease, contract, governmental approval or franchise in the manner contemplated by the Loan Documents is prohibited by the terms of such general intangible, instrument, software, license, permit, lease, contract, governmental approval or franchise or would result in the termination of such general intangible, instrument, software, license, permit, lease, contract, governmental approval or franchise, but only to the extent that any such prohibition or termination is not rendered ineffective pursuant to the PPSA, Uniform Commercial Code or any other applicable law; provided, the Borrower shall use commercially reasonable efforts to avoid the requirement of third party consents in all after acquired property, (e) “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the Canadian Intellectual Property Office, the United States Patent and Trademark Office or otherwise, (f) those assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs of obtaining a security interest are excessive in relation to the value of the security to be afforded thereby, (g) assets as to which the granting of a security interest would violate any applicable law or any contract as to which there is no override under applicable law, (h) assets (including equity interests in Foreign Subsidiaries) to which the granting or perfecting such security interest could be expected to create a material adverse tax consequence or a material adverse regulatory consequence to the Borrower (or any of its Subsidiaries) as reasonably determined by the Borrower in good faith consultation with the Administrative Agent, (i) any fee interest in real property valued at less than $2,000,000, (j) with respect to US accounts, payroll, payroll tax, 401(k) and workers’ compensation deposit accounts, zero-balance disbursement accounts and accounts solely containing funds used or to be used to pay all Taxes required to be collected, remitted or withheld (provided that with respect to payroll and payroll tax accounts the total amount on deposit therein at any time does not exceed the current amount of their payroll or payroll tax obligations as applicable) or funds which Borrower or any Guarantor holds as an escrow or fiduciary or in trust for the benefit of another Person in the ordinary course of business, and (k) the Excluded Assets.

5.6	Liens on Real Property

In the event that the Borrower or any Guarantor hereafter acquires any fee interest in real property valued in excess of $2,000,000, within sixty (60) Business Days following the acquisition of such real property (except in the case where such fee interest in real property is acquired after the Closing Date which the Borrower or such Guarantor intends to dispose of in a sale and leaseback transaction not prohibited herein; provided, that (a) the Borrower delivers to the Administrative Agent not later than the date of such acquisition an executed copy of the transaction document(s) pursuant to which such sale and leaseback transaction is to occur, and (b) such sale and leaseback transaction is completed within one (1) year following the acquisition of such real property), the Borrower shall, or shall cause such Guarantor to, execute and deliver to the Administrative Agent a Mortgage reasonably acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent (or a security trustee therefor) a Lien on such real property to secure, subject to the provisions of Section 11.11 of this Agreement, and the Obligations, shall pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such Mortgage, and shall supply to the Administrative Agent at the Borrower’s cost and expense (i) a survey (but only to the extent already in the Borrower’s possession), (ii) a Phase I environmental site assessment report and, (iii) to the extent consistent with requirements of Section 8.4 hereof, a hazard insurance policy, appraisal report and a mortgagee’s policy of title insurance from a title insurer reasonably acceptable to the Administrative Agent insuring the validity of such Mortgage and its status as a second priority Lien (subject to Permitted Liens) on the real property encumbered thereby and such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

5.7	Further Assurances

The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request, consistent with the terms of Section 5.2 hereof, in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any

Guarantor forms or acquires any other Subsidiary (other than a Foreign Subsidiary or an Immaterial Subsidiary) after the Closing Date, except as otherwise provided in Section 5.1 and 5.2 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guarantee, and execute and deliver such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

5.8	Limitations: Spain

Any guarantee, security interest, indemnity and other obligations of any Spanish Credit Party expressed to be assumed in this Agreement or any other Loan Document shall be deemed not to be assumed by such Spanish Credit Party to the extent that the same would constitute the provision of financial assistance within the meaning of either Article 143.2 or 150 of the Spanish Companies Law, or by application of Article 158 of the Spanish Companies Law, or any other regulation which may amend replace, supersede or restate such articles.

5.9	Limitations: Colombia

For Colombian foreign exchange purposes, in the event any Colombian Guarantor is required to make any payment under any guarantee (or otherwise pays or performs in substitution for the Borrower in respect of any foreign indebtedness), such payment shall be channeled through the Colombian foreign exchange market (i.e., through an authorized foreign exchange market intermediary or a duly registered compensation account) in accordance with the Colombian Foreign Exchange Regulations, and the appropriate registration/reporting of the relevant foreign indebtedness transaction with the Colombian Central Bank (Banco de la República de Colombia) and the filing of the appropriate foreign exchange declaration (declaración de cambio por endeudamiento externo) with the Central Bank will need to be made.

Article 6
Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows, with such representations being made after giving effect to the completion of the Merv Acquisition:

6.1	Organization and Qualification

Each Credit Party is duly incorporated, organized, formed, amalgamated, merged or continued, as the case may be, and is validly existing, and in good standing as a corporation, limited partnership or company under the laws of its jurisdiction of formation, amalgamation, merger or continuance, as the case may be (or in the case of Credit Parties which are not corporations or companies, has been duly created or established as a partnership or other applicable entity and validly exists under and is in good standing under the laws of the jurisdiction in which it has been created or established).

6.2	Corporate Structure

(a) Relevant Jurisdictions. Schedule A hereto identifies each Subsidiary and the jurisdiction of organization of the Borrower and each Subsidiary as of each of the Closing Date and immediately following the Merv Acquisition.

(b) Shareholdings of Holdings and its Subsidiaries Prior to the Merv Acquisition. As of the Closing Date and prior to the Merv Acquisition, there are no Subsidiaries of Holdings and Holdings does not own or hold any shares in the capital of, or any other ownership interest in, any other Person but for the Borrower.

(c) Shareholdings of Holdings and its Subsidiaries Following the Merv Acquisition. Immediately following completion of the Acquisition, Holdings and all of the Subsidiaries of Holdings are as provided in Schedule A and Holdings and such other Credit Parties do not own or hold any shares in the capital of, or any other ownership interest in, any other Person.

(d) Share Capital of Holdings and its Subsidiaries Prior to the Merv Acquisition. Immediately prior to the Merv Acquisition, the authorized capital of Holdings is as provided for in Schedule A, of which the number of issued and outstanding shares and the beneficial owners thereof at such time is provided for in Schedule A.

(e) Share Capital of Holdings and its Subsidiaries Following the Merv Acquisition. Immediately following the completion of the Merv Acquisition, the authorized capital of Holdings and its Subsidiaries is as provided for in Schedule A, of which the number of issued and outstanding shares and the beneficial owners thereof at such time is provided for in Schedule A.

(f) Rights to Acquire Shares of the Credit Parties. Except as set forth on Schedule A, there are, as of the Closing Date, no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Subsidiary.

6.3	Authority and Validity of Obligations

Each Credit Party has full corporate, company or partnership power and authority, as the case may be, (a) to enter into this Agreement and the other Loan Documents executed by it, (b) to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect, (c) to have implemented and completed the Merv Acquisition and to enter into, and to exercise, its rights and perform its obligations under all instruments and agreements delivered by it in connection with the Merv Acquisition, and (d) to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Credit Party, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full corporate, company or partnership power, as the case may be, to guarantee the Obligations.

6.4	Execution, Delivery, Performance and Enforceability of Documents

The Loan Documents delivered by each Credit Party have been duly authorized, executed, and delivered by such Credit Parties and constitute valid and binding obligations of each Credit Party party thereto enforceable against it in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation, by laws, notice of articles, certificate or articles of association and operating agreement, unanimous shareholders’ agreement (if any), partnership agreement, or other similar organizational documents) of the Borrower or any Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor other than the Liens granted in favour of the Administrative Agent pursuant to the Collateral Documents.

6.5	Use of Proceeds; Margin Stock

The Term Loans are part of the purchase price of the Ames Acquired Companies in the context of the Merv Acquisition. Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

6.6	Financial Reports

The Borrower has delivered to the Lenders annual projections for each trailing twelve-month period ending December 31, 2025 through December 31, 2029 and, as of the Closing Date, such projections are based on reasonable estimates, information and assumptions and the Borrower has no reason to believe that such projections are incorrect or misleading in any material respect. Except as set forth on Schedule D hereto, all of the balance sheets, statements of income and cash flows furnished pursuant to Section 8.5 have been prepared in conformity with GAAP, ASPE or historical cost basis reflecting cash transactions with exceptions (i.e., accrued liabilities), as applicable, applied on a consistent basis (subject to (x) departures from GAAP or ASPE, as applicable, for the first fiscal quarter of fiscal year 2025 with respect to eliminations for intercompany transactions, certain consolidation entries not being accounted for, expensing of employer payroll taxes when paid and not accrued monthly and accrued expense account not being updated monthly, and (y) in the case of the unaudited financial statements, to year-end adjustments and the absence of footnote disclosures). All such financial statements fairly present in all material respects the financial position and results of operations of the Borrower and its Subsidiaries at the respective dates of such financial statements and for the respective periods covered thereby (subject, in the case of unaudited financial statements, to year-end adjustments and the absence of footnote disclosures).

6.7	No Material Adverse Change

Since February 5, 2026, there has been no change in the condition (financial or otherwise) of the Acquired Companies taken as a whole except those which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

6.8	Full Disclosure

To the knowledge of the Borrower, the written statements and information furnished to the Administrative Agent and the Lenders by the Borrower and the Guarantors in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby, when taken as a whole, do not as of the date thereof or date furnished contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading in light of the circumstances under which made, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates that the Borrower believed to be reasonable. The information included in the Beneficial Ownership Certification, as supplemented or otherwise updated in accordance herewith from time to time, is true and correct in all respects.

6.9	Trademarks, Franchises, and Licenses

Except as described on Schedule B hereto, to the knowledge of the Borrower, Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, industrial designs, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known infringement of any valid patent, industrial design, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, in each case where the failure to own, possess, or have such right would reasonably be expected to have a Material Adverse Effect.

6.10	Governmental Authority and Licensing

The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, provincial, territorial and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, could reasonably be expected to result in revocation or denial of any such license, permit or approval is pending or, to the knowledge of the Borrower, threatened, unless such revocation or denial would not reasonably be expected to have a Material Adverse Effect.

6.11	Good Title

From and after the Closing Date, the Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders, except for assets sold or otherwise disposed of in the ordinary course of business, if sold or disposed of prior to the Closing Date, or in compliance with this Agreement, subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

6.12	Litigation and Other Controversies

There is no litigation or governmental or arbitration proceeding or labour controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.13	Taxes

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all Taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such Taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as disclosed in Schedule E hereto, the Borrower does not know of any proposed additional Tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP, ASPE or historical cost basis reflecting cash transactions with exceptions (i.e., accrued liabilities), as applicable, have not been made on their accounts. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as disclosed in Schedule E hereto, adequate provisions in accordance with GAAP, ASPE or historical cost basis reflecting cash transactions with exceptions (i.e., accrued liabilities), as applicable, for Taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

6.14	Approvals

No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals, consents, authorizations, licenses, exceptions, filings or registrations which have been obtained or made prior to the date of this Agreement and remain in full force and effect, and except, in the case of any approval or consent under any covenant, indenture or agreement, where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect, other than in connection with any Perfection Requirement.

6.15	Affiliate Transactions

Except for Permitted Transactions with Affiliates, none of the Borrower or any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with the Borrower or any Wholly-owned Subsidiaries) on terms and conditions which are less favourable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

6.16	Investment Company

None of the Borrower or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of, and subject to registration under, the Investment Company Act of 1940, as amended.

6.17	ERISA

Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each other member of its Controlled Group have made all required contributions to each Plan subject to Section 412 of the Code or Section 302 of ERISA and each such Plan satisfies the minimum funding standard of such sections of the Code or ERISA to the extent applicable to its Plans and has not incurred any liability to the PBGC, or any Plan or Multiemployer Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code and if intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is in the process of receiving approval from the IRS that the Plan is qualified and nothing has occurred that would negatively affect its approval. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings, the Borrower or any member of the Controlled Group, threatened, which would reasonably be expected to be asserted successfully against any Plan, and if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect: (a) no Reportable Event has occurred, (b) neither the Borrower, its Subsidiaries nor any member of the Controlled Group has received any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) neither Holdings, the Borrower, its Subsidiaries nor any member of the Controlled Group has withdrawn from any Plan with two or more contributing sponsors or terminated any such Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA, (d) there has been no withdrawal of Holdings, the Borrower, its Subsidiaries or any member of the Controlled Group in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, (e) no Plan is “at risk” within the meaning of Section 430 of the Code nor is any Multiemployer Plan in “endangered” or in “critical” status as defined in Section 432 of the Code, (f) no Plan has engaged in or to the knowledge of Holdings, the Borrower, its Subsidiaries or any member of the Controlled Group is currently engaging in, a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, and (g) no event has occurred that could increase the contingent liability of Holdings, the Borrower or any Subsidiary or any member of the Controlled Group for post-retirement benefits. Assuming none of the Lenders are using “plan assets” with respect to their entrance into, participation in, administration of and performance of the Term Loans or this Agreement, neither the assets of Holdings or the

Borrower or the collateral are (a) treated as “plan assets” for purposes of Section 3(42) of ERISA as to which the entering into and performance of this Agreement and the transactions contemplated hereby would constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, or (b) assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA that is subject to Similar Law and entering into and performance of this Agreement and the transactions contemplated hereby would constitute a violation of any Similar Law. Neither Holdings or the Borrower has taken, or omitted to take, any action which would result in any Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or would otherwise subject the Collateral to Similar Law.

6.18	Canadian Defined Benefit Pension Plan

No Borrower nor any Subsidiary sponsors, administers, contributes to, is required to contribute to, or other has any actual or contingent liability in respect of any Canadian Defined Benefit Pension Plan.

6.19	Compliance with Laws

(a) Except as described in Schedule F hereto, the Borrower and its Subsidiaries are in compliance with the requirements of all laws, rules and regulations applicable to or pertaining to each of them, their Property or their business operations, except where any such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. This Section 6.19(a) does not relate to intellectual property, which is the subject of Section 6.9.

(b) Except as described in Schedule F hereto, without limiting the representations and warranties set forth in Section 6.19(a) above, except for such matters, individually or in the aggregate, which would not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that: (i) the Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Borrower and its Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of the Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state, provincial, territorial or local law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state, provincial, territorial or local law; (v) the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state, provincial, territorial or local law; (vii) the Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises that could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and the Borrower has no knowledge of any, imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

6.20	Other Agreements

None of the Borrower or any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured would reasonably be expected to have a Material Adverse Effect.

6.21	Solvency

The Borrower and its Subsidiaries on a consolidated “going concern” basis are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

6.22	No Broker Fees

Except as disclosed in Schedule G hereto, no broker’s or finder’s fee or commission will be payable with respect hereto or to any of the transactions contemplated thereby as a result of any actions by the Borrower or any of its Subsidiaries; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

6.23	No Default

No Default or Event of Default has occurred and is continuing.

6.24	OFAC

It is not in violation of any of the country or list based economic and trade sanctions applicable to it and administered and enforced by OFAC. No Credit Party or Subsidiary is a Sanctioned Person or a Sanctioned Entity and no Credit Party or Subsidiary is violating or has violated Sanctions or Sanctions Programs.

6.25	Anti-Corruption Laws

No part of the proceeds of the Term Loans shall be used, directly or indirectly: (i) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (A) influencing any act or decision of such Foreign Official in his official capacity, (B) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (C) securing any improper advantage or (D) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; and (ii) to cause any Lender to violate any applicable Anti-Corruption Laws. Furthermore, the Credit Parties and their Subsidiaries and, to the knowledge of the Credit Parties, their respective directors, officers, employees, agents and Affiliates have conducted their business in compliance with Anti-Corruption Laws in all material respects and have instituted and maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.

6.26	Sanctions Laws

No Credit Party or Subsidiary and to the knowledge of the Borrower, no Affiliate of a Credit Party or Subsidiary acting or benefiting in any capacity in connection with the Term Loans or any of its or their respective directors, officers, and employees, or to the Borrower’s knowledge, any of its or their respective agents or representatives, is any of the following (a “Restricted Person”): (i) a Sanctioned Person, (ii) a Sanctioned Entity, (iii) any other Person with which any Credit Party is prohibited from dealing under any Sanctions applicable to such a Credit Party, or (iv) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in this Section 6.25. Further, none of the proceeds from the Term Loans shall be used to (i) finance or facilitate, directly or indirectly, any activities, business or transaction with, investment in, or any dealing for the benefit of, any Restricted Person or Sanctioned Entity or (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto or could cause any party to this Agreement to become a Restricted Person. Each Credit Party and its Subsidiaries has instituted and maintains in effect policies and procedures reasonably designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees, and agents with Sanctions Programs and all Credit Parties, their Subsidiaries and their respective directors, officers, employees, and agents are in compliance with Sanctions Programs.

6.27	Anti-Money Laundering Laws and Anti-Corruption Laws

Each Credit Party and each Subsidiary, and to the knowledge of the Borrower, their respective directors, officers, employees, agents and Affiliates are and have been at all times in compliance, in all material respects, with the applicable Anti-Money Laundering Laws, Anti-Corruption Laws. Each Credit Party and its Subsidiaries has instituted and maintains, and will continue to maintain, in effect policies and procedures that are reasonably designed, risk-based and effective at ensuring compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees, and agents with applicable Anti-Money Laundering Laws and Anti-Corruption Laws. None of the Credit Parties, nor their Subsidiaries, and to the knowledge of the Borrower, their respective directors, officers, employees, agents and Affiliates is or has been subject to any investigation, inquiry, or enforcement proceedings by a Governmental Authority regarding any offense or alleged offense under any Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions, and, to the knowledge of the Borrower, no such investigation, inquiry or proceeding is pending or has been threatened.

6.28	RCRA

No real estate located in the United States of America that is subject to a Mortgage contains any (i) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (ii) site on or nominated for the National Priorities List promulgated pursuant to CERCLA or any State remedial priority list promulgated or published pursuant to any comparable State law.

6.29	Charitable Status

Neither the Borrower nor any of its Subsidiaries is a charity registered with the Canada Revenue Agency, nor a charitable organization described in Section 501(c)(3) of the Code and none of the Borrower or its Subsidiaries solicits charitable financial donations from the public.

6.30	IEEPA Refunds

As of the Closing Date, to the knowledge of the Borrower, the aggregate amount of Refund Requests made by the Credit Parties with respect to solicited IEEPA Refunds that can be owed to (i) Venanpri is $3,640,250, and (ii) Griffon is $12,392,017.

6.31	Third-Party Benefit

None of the Term Loans under this Agreement and none of the other services and products to be provided by the Lenders pursuant to this Agreement will be used by, on behalf of or for the benefit of any person other than the Borrower, the Guarantors and their Subsidiaries.

Article 7
Conditions Precedent

The obligation of each Lender to make available or continue any Term Loan shall be subject to the following conditions precedent:

7.1	All Credit Events

At the time of each Credit Event hereunder (including the Borrowing made on the Closing Date):

(a)	each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (except that such that materiality qualifier shall not be applicable to any representation and warranty that is already qualified or modified by materiality in the text thereof) as of said time, except to the extent the same expressly relate to an earlier date; and

(b)	no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

7.2	Conditions to Closing Date

The effectiveness of this Agreement and the obligations of each Lender to make the Credit Events to be made on the Closing Date is subject to the satisfaction, prior to or concurrently with such Credit Events, of the following conditions precedent:

(a)	the conditions precedent in Section 7.1 shall have been satisfied;

(b)	the Administrative Agent and each Lender shall have received this Agreement duly executed by (i) the Borrower, (ii) the Administrative Agent, and (iii) the Lenders;

(c)	the Administrative Agent and each Lender shall have received copies of the Borrower’s, each Guarantor’s and Holdings’ articles of incorporation, notice of articles, bylaws, limited liability company agreements, unanimous shareholders’ agreement (if any) or comparable organizational documents and any amendments thereto, certified in each instance by an Authorized Representative;

(d)	the Administrative Agent and each Lender shall have received copies of resolutions of the Borrower’s, each Guarantor’s, and Holdings’ board of directors, board of managers, partners, shareholders or other governing body, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s, such Guarantor’s and Holdings’ behalf, all certified in each instance by an Authorized Representative;

(e)	the Administrative Agent and each Lender shall have received copies of the certificates of good standing, certificates of status or profile reports, as applicable, for the Borrower, each Guarantor and Holdings from its jurisdiction of incorporation or organization;

(f)	receipt by the Administrative Agent and each Lender of an executed copy of the Second Lien Tranche A Intercreditor Agreement and the Pari Passu Second Lien Intercreditor Agreement, in each case in form and substance satisfactory to the Lenders;

(g)	concurrent advance of the Second Lien Tranche B Debt under the Second Lien Tranche B Credit Agreement;

(h)	confirmation of concurrent closing of the Merv Acquisition;

(i)	since September 30, 2025, there has not been any event, occurrence, development or circumstances which has had or which could reasonably be expected to have a “Venapri Material Adverse Effect” (as defined in the Purchase Agreement) except as disclosed in the Schedules of the Purchase Agreement;

(j)	since September 30, 2025, there has not been any event, occurrence, development or circumstances which has had or which could reasonably be expected to have an “Ames Material Adverse Effect” (as defined in the Purchase Agreement) except as disclosed in the Schedules of the Purchase Agreement;

(k)	the Administrative Agent and each Lender shall have received customary evidence of insurance required to be maintained pursuant to this Agreement subject to the provisions of Section 8.4 of this Agreement;

(l)	this Agreement and all security required shall have been executed and delivered, all in form and substance satisfactory to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders shall have received satisfactory evidence that the Borrower and the Guarantors have obtained the consents of all Governmental Authorities required in connection with the execution of the Loan Documents and the consummation of the financing transactions contemplated thereby;

(m)	the Loan Documents and all other documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral as second ranking Lien (subject to Permitted Liens) shall have been executed and delivered and, if applicable, be in proper form for filing and registration and the Administrative Agent and the Lenders shall have received confirmation that Liens on the Collateral securing the Term Credit constitute second ranking Liens (subordinate only to the Liens securing the First Lien Facilities) (subject to Permitted Liens) and are perfected (including the filing of financing statements);

(n)	the Administrative Agent and the Lenders shall have received an officer’s certificate or partner’s certificate, certificate of incumbency (or equivalent document in the respective jurisdiction) and certified copies of resolutions of the board of directors, board of managers, partners, shareholders or other governing body, as applicable, of each Credit Party and Holdings concerning the due authorization, execution and delivery of the Loan Documents to which it is a party, and such related matters as the Administrative Agent and the Lenders may reasonably require;

(o)	the Borrower shall have paid or shall concurrently pay to the Administrative Agent all reasonable and documented fees and expenses (including the Administrative Agent’s legal expenses) relating to the preparation and negotiation of the Loan Documents;

(p)	the Lenders shall have received projections for fiscal years 2026, 2027, 2028 and 2029 and the combined reported income statement as of December 31, 2025;

(q)	the Administrative Agent and the Lenders shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(r)	receipt by the Administrative Agent and the Lenders of true copies of the documents related to the Permitted MUFG AR Program;

(s)	receipt by the Administrative Agent of the IEEPA Refund Letter Agreement;

(t)	the Administrative Agent shall have received for itself and for the Lenders (as applicable) all fees required to be paid on or prior to the Closing Date

(u)	the Administrative Agent and the Lenders shall have received financing statement, tax, execution and judgment lien search results against the Property of the Borrower, each Guarantor and Holdings evidencing (i) the absence of Liens on its Property except as permitted by Section 8.9 hereof and (ii) filed and effective PPSA financing statements or UCC financing statements, as applicable, against the Borrower, each Guarantor and Holdings, as debtor, in favour of the Administrative Agent, as secured party;

(v)	the Administrative Agent and the Lenders shall have received a solvency certificate from a senior financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Merv Acquisition and all related transactions, are solvent;

(w)	the Administrative Agent and the Lenders shall have received the opinion of counsel to the Borrower, each Guarantor and Holdings, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(x)	the Administrative Agent and the Lenders shall have received satisfactory evidence that the Borrower and the Included Subsidiaries have obtained all required consents and approvals of all Persons including all requisite governmental authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents (except in the case of any consent or approval under any covenant, indenture or agreement, where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect);

(y)	receipt and review by the Lenders of a third-party quality of earnings report in respect of the Acquired Companies prepared by RSM and PwC confirming minimum Adjusted EBITDA for the twelve months ended June 30, 2025 of $68,082,000 and confirmatory legal diligence on the Acquired Companies;

(z)	the Lenders shall have received satisfactory evidence that the Total Funded Debt/Adjusted EBITDA Ratio and Senior Funded Debt / Adjusted EBITDA Ratio based on Adjusted EBITDA as of March 31, 2026 on a pro forma basis as of the Closing Date, is less than or equal to 3.35 to 1.00 and 2.10 to 1.00, respectively;

(aa)	an executed copy of the Purchase Agreement and all material documentation relating to the Purchase Agreement shall have been delivered to the Administrative Agent and the Lenders;

(bb)	a source and use of funds statement and an outline of the flow of funds from the Term Credit shall have been delivered to the Administrative Agent and the Lenders confirming that the advance under the Term Credit will be used solely for the purposes provided for herein;

(cc)	receipt of all information necessary for the Administrative Agent and each of the Lenders to comply with legal and internal requirements in respect of Anti-Money Laundering Laws (including the Patriot Act and the Beneficial Ownership Regulations), proceeds of crime, Sanctions, and “know your customer” requirements to the extent requested by them at least five (5) Business Days prior to the Closing Date;

(dd)	arrangements satisfactory to the Lenders for repayment in full of all Existing Debt, concurrent with the initial Borrowing under the Term Credit;

(ee)	releases, discharges and postponements with respect to all Liens which are not permitted pursuant to Section 8.8, if any, shall have been delivered to the Administrative Agent and the Lenders in form satisfactory to the Administrative Agent and the Lenders;

(ff)	the Administrative Agent and the Lenders shall have received such additional evidence, documents or undertakings as the Lenders shall reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Agreement;

(gg)	the Administrative Agent and the Lenders shall have received evidence satisfactory to it that the First Lien Credit Agreement has been duly executed and delivered by all parties thereto and has become effective in accordance with its terms, and the initial extensions of credit thereunder have been made or are being made concurrently with the initial funding of the Term Loans hereunder; and

(hh)	the establishment, to the satisfaction of the Administrative Agent and the Lenders, of the JV Real Property Bank Account which shall be subject to a deposit account control agreement in favor of the Administrative Agent into which proceeds in respect of the JV Real Property will be deposited and applied to the senior priority repayment of the Obligations in accordance herewith.

Article 8
Covenants

The Borrower agrees that, so long as there exists any Credit Exposure, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.14 hereof:

8.1	Maintenance of Business

The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.11(c) hereof. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, industrial designs, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect.

8.2	Maintenance of Properties

The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

8.3	Taxes and Assessments

The Borrower shall duly file all Tax returns required to be filed by it or any Subsidiary in any jurisdiction and shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material Taxes, rates, assessments, fees and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings that prevent enforcement of the matter under contest and adequate reserves are provided therefor.

8.4	Insurance

The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each of the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section. Notwithstanding the foregoing, Federal Flood Insurance shall not be required for (x) Mortgaged Property not located in a Special Flood Hazard Area or (y) Mortgaged Property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

8.5	Financial Reports and Notices

The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary of the Borrower as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

(a)	as soon as available, and in any event no later than sixty (60) days after the last day of each fiscal quarter (other than the fourth fiscal quarter) (and ninety (90) days for the first (1st) four fiscal quarters following the Closing Date) of each fiscal year of the Borrower, (i) a copy of (x) the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and (y) the consolidated statements of operations, stockholders’ equity (or deficit), and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and periods in (1) the previous fiscal year, and (2) the business plan of the Borrower furnished to the Administrative Agent pursuant to Section 8.5(e) hereof, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent (at the direction of the Required Lenders) and (ii) a narrative report and management’s discussion and analysis, in form and scope as shall be requested by the Borrower and approved by the Administrative Agent (at the direction of the Required Lenders), such approval not to be unreasonably withheld, of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and fiscal year-to-date period then ended;

(b)	as soon as available, and in any event no later than one-hundred and twenty (120) days after the last day of each fiscal year of the Borrower ending thereafter, (i) a copy of (x) the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal year and (y) the consolidated statements of operations, stockholders’ equity (or deficit), and cash flows of the Borrower and its Subsidiaries for such fiscal year, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year accompanied by (1) an unqualified opinion (as to scope of audit and going concern (except for any such qualification pertaining to the impending maturity of any Indebtedness for Borrowed Money, including the Term Loans, occurring within twelve (12) months of the date of the relevant audit opinion or the actual or prospective breach of any financial covenant)) of a firm of independent public accountants of recognized national standing, selected by the Borrower to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for such fiscal year, and (2) a reconciliation, prepared by management of the Borrower, of such financial statements to the annual consolidated financial statements of the Borrower and its Subsidiaries for such fiscal year delivered pursuant to subsection 8.5(b) above, and (ii) a narrative report and management’s discussion and analysis, in form and scope as shall be requested by the Borrower and approved by the Administrative Agent (at the direction of the Required Lenders), such approval not to be unreasonably withheld, of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal year;

(c)	promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any of its Subsidiaries’ operations and financial affairs given to it by its independent public accountants;

(d)	promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any of its Subsidiaries or of notice of any noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Subsidiary, or its business the effect of which would reasonably be expected to have a Material Adverse Effect;

(e)	as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year (and one-hundred and twenty (120) days for fiscal year ended December 31, 2026) of the Borrower ending thereafter, a copy of the Borrower’s consolidated business plan for the following fiscal year, such business plan to show the Borrower’s projected consolidated revenues, expenses and balance sheet on a month-by-month basis, such business plan to be in reasonable detail prepared by the Borrower and in form reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders) (which shall include a summary of all assumptions made in preparing such business plan) and, following the consummation of any Acquisition, the Borrower shall provide an update of such business plan (it being understood that the Borrower shall not be required to update the “core” business plan and shall only be required to reflect any incremental changes), giving effect to such Acquisition within a reasonable period following such Acquisition;

(f)	promptly upon the occurrence thereof, notice of any Change of Control;

(g)	promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental, regulatory or arbitration proceeding or labor controversy or fine, penalty or other similar monetary obligation against or imposed upon the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to give rise to an Event of Default or (ii) the occurrence of any Default or Event of Default hereunder;

(h)	with each of the financial statements furnished to the Lenders pursuant to subsection (a) or (b) above, a written certificate in substantially the form attached hereto as Exhibit E or otherwise reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders), signed on behalf of the Borrower by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent (at the direction of the Required Lenders) to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.23 hereof;

(i)	such other financial and operating statements and reports as the Administrative Agent or any Lender may reasonably request;

(j)	promptly upon receipt or transmission thereof by the Borrower or any of its Subsidiaries, and in any event no later than three (3) Business Days after the date of such receipt or transmission, copies of all written communications or notifications to and from any insurance company regarding termination, cancellation, or non-renewal of any insurance policy required to be maintained pursuant to Section 8.4; and

(k)	(i) promptly, and in any event no later than three (3) Business Days following such request, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Act or other applicable Anti-Money Laundering Laws, and (ii) promptly, and in any event no later than three (3) Business Days following such request, upon the request of the Administrative Agent or any Lender, if the Borrower and/or any other Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, deliver a Beneficial Ownership Certification in relation to such Person.

8.6	Inspection

The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Event of Default exists, with reasonable prior notice to the Borrower; provided, however, that in the absence of any Event of Default, the Borrower shall not be required to reimburse the Administrative Agent and the Lenders for more than one such inspection in any calendar year.

8.7	Borrowings and Guarantees

The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall neither restrict nor operate to prevent:

(a)	the Obligations of the Borrower and the Guarantors owing to the Administrative Agent and the Lenders (and their Affiliates);

(b)	purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed the greater of (i) $6,000,000, and (ii) 9% of Adjusted EBITDA in the aggregate at any one time outstanding, provided that no such indebtedness or Capitalized Lease Obligations owing to an ONCAP Entity or Griffon Entity or any of their Affiliates shall be permitted under this Section 8.7(b);

(c)	endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(d)	indebtedness incurred as a result of intercompany advances permitted by Sections 8.10(g), (h) or (i);

(e)	indebtedness of the Borrower pursuant to the Borrower Unsecured Notes;

(f)	debt related to unfunded pension obligations;

(g)	debt relating to performance bonds, surety bonds, appeal bonds, workers compensation bonds and similar obligations;

(h)	the Second Lien Tranche B Debt and debt under the First Lien Facilities;

(i)	debt related to interest rate and foreign exchange hedging arrangements with a Lender or an Affiliate of a Lender;

(j)	debt of Subsidiaries of the Borrower that are not Guarantors in an aggregate amount outstanding not to exceed the greater of $6,000,000 and 9% of Adjusted EBITDA;

(k)	intercompany debt owing by a Credit Party to a Credit Party;

(l)	guarantees by the Borrower of obligations of any Subsidiary Guarantor, guarantees by any Subsidiary Guarantor of obligations of the Borrower or any other Subsidiary Guarantor, in each case to the extent such obligations are not prohibited by the terms hereof;

(m)	(i) subordinated seller paper with no amortization prior to the Maturity Date, (ii) earn-outs, and (iii) deferred purchase price obligations, in an amount not to exceed an aggregate of the greater of (x) $6,000,000, and (y) 9% of Adjusted EBITDA at any one time outstanding after the Closing Date;

(n)	indebtedness, guarantees and earn-out obligations of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed the greater of (i) $6,000,000 and (ii) 9% of Adjusted EBITDA in the aggregate at any one time outstanding;

(o)	the MUFG Debt and the Securitization Notes, including the issuance of subordinate notes by the Special Purpose Entities to the Sellers;

(p)	indebtedness owing by Credit Parties pursuant to the Credit Cards; and

(q)	indebtedness, guarantees and earn-out obligations incurred to refinance indebtedness, guarantees and earn-out obligations otherwise permitted under this Section 8.7, provided that the principal amount, guaranteed amount or amount of such earn-out obligations, as the case may be, is not increased.

Notwithstanding anything to the contrary set forth herein, no Credit Party shall be permitted to create, incur, assume, guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness that is from or of a Subsidiary that is a non-Credit Party (such creation, incurrence, assumption or guaranty being referred to as “Non-Credit Party Indebtedness of Credit Parties”), in each case, to the extent that the structuring of any claims with respect to any Indebtedness created, assumed, incurred or guaranteed by such Credit Parties, together with any Non-Credit Party Indebtedness of Credit Parties, could reasonably be expected to result in two or more bankruptcy claims against the same Credit Party for direct and indirect obligations against the same Credit Party, arising from one transaction or series of transactions relating to the same underlying Non-Credit Party Indebtedness of Credit Parties.

8.8	Holdings

Notwithstanding anything contained in this Agreement to the contrary, permit Holdings to (i) incur any Debt other than debt owing to its shareholders or grant any Liens (other than pursuant to the Security and the Second Lien Tranche B Security or in connection with the First Lien Facilities), (ii) own any assets, other than Equity of the Borrower that is pledged to the Administrative Agent and assets with a de minimis value necessary to carry on its administrative functions, or (iii) carry on any business other than engaging in activities incidental to owning Equity of the Borrower, or otherwise customary for a holding company.

8.9	Liens

The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)	Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b)	mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens with respect to obligations arising in the ordinary course of business which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c)	Liens on equipment (and proceeds thereof) of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness and Capital Lease Obligations permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property (and proceeds thereof) so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(d)	any interest or title of a lessor or licensor under any operating lease or license;

(e)	easements, rights of way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(f)	customary rights of setoff, revocation, refund or chargeback under deposit agreements with banks or other financial institutions where the Borrower or any Subsidiary maintains deposits in the ordinary course of business;

(g)	Liens granted in favour of the Administrative Agent pursuant to the Collateral Documents;

(h)	the Second Lien Tranche B Security and the Liens securing the First Lien Facilities;

(i)	Liens not otherwise permitted by this Section in an amount not to exceed the greater of (i) $6,000,000 and (ii) 9% of Adjusted EBITDA in the aggregate at any one time outstanding;

(j)	Liens on Collateral owned by, and on the Equity of (other than Equity required to be pledged in favor of the Administrative Agent), any non Credit Parties securing indebtedness permitted pursuant to this Agreement of such non Credit Parties;

(k)	deposits in favour of customers or as cash collateral used to secure Letters of Credit (as defined under the First Lien Credit Agreement), in each case supporting long-term warranties provided to customers in an aggregate outstanding amount not to exceed the greater of (i) $6,000,000, and (ii) 9% of Adjusted EBITDA;

(l)	Permitted MUFG Liens;

(m)	Liens securing unfunded pension obligations;

(n)	Liens securing performance bonds, surety bonds, appeal bonds, workers compensation bonds and other similar obligations;

(o)	Liens securing interest rate and foreign exchange hedging arrangements with a Lender or an affiliate of a Lender;

(p)	Liens arising from precautionary UCC financing statements; and

(q)	Liens in respect of cash collateral securing the Credit Cards issued by The Toronto-Dominion Bank in favour of Garant GP; provided that such cash collateral does not exceed, in the aggregate, Cdn. $115,000;

(collectively, the “Permitted Liens”).

8.10	Investments, Acquisitions, Loans and Borrowings

The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any Investments (whether through purchase of stock or other equity interests or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to directors, officers or employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)	Investments in direct obligations of the United States of America, Canada or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America or Canada, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)	Investments by any Subsidiaries organized in jurisdictions outside of the United States of America or Canada in short term cash investments equivalent to those described in subsection (a) above and subsection (c) below that are customary in such jurisdictions;

(c)	Investments in certificates of deposit issued by any Lender or by any American or Canadian commercial bank having capital and surplus of not less than $500,000,000 and a minimum rating at all times during the investment of AA- or better by S&P or Aa3 or better by Moody’s which have a maturity of one year or less;

(d)	Investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement;

(e)	Investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (c), and (d) above;

(f)	the Borrower’s Investments from time to time in any Subsidiary Guarantor, and Investments made from time to time by any Subsidiary Guarantor in the Borrower or one or more other Subsidiary Guarantors;

(g)	intercompany advances made from time to time by the Borrower or any Subsidiary Guarantor to another Subsidiary Guarantor, by any Subsidiary Guarantor to the Borrower;

(h)	Investments in Permitted Acquisitions, Permitted Expansions and Permitted New Facilities and the formation or acquisition of new Subsidiaries solely to facilitate Permitted Acquisitions, Permitted Expansions and Permitted New Facilities;

(i)	other Investments (excluding material Intellectual Property) in addition to those otherwise permitted by this Section in an amount not to exceed the greater of (i) $6,000,000, and (ii) 9% of Adjusted EBITDA in the aggregate at any one time outstanding; provided that such investments, loans or advances are not used for any business or activity that is not an Eligible Line of Business;

(j)	Investments made with Available Excess Cash Flow or proceeds of Equity issued by Holdings;

(k)	advances of payroll payments to employees of the Borrower or a Guarantor in the ordinary course of business up to an aggregate amount not to exceed the greater of (i) $2,400,000, and (ii) 6% of Adjusted EBITDA; and

(l)	Investments received pursuant to any plan of reorganization or in settlement of delinquent obligations of, or other disputes with, customers or suppliers.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein) net of any cash distributions in respect thereof, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

8.11	Amalgamations, Mergers, Consolidations and Sales

The Borrower shall not, nor shall it permit any other Credit Party to, be a party to any amalgamation, merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that so long as no Default or Event of Default exists (except as otherwise permitted by the Security Agreement) this Section shall not apply to nor operate to prevent:

(a)	the sale or lease of inventory in the ordinary course of business;

(b)	the sale, transfer, lease or other disposition of Property of the Borrower and the Subsidiary Guarantors to one another;

(c)	the amalgamation or merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that in the case of any amalgamation or merger involving the Borrower, the Borrower is the entity surviving the amalgamation or merger, or any dissolution of a Subsidiary in connection with any transfer by such Subsidiary of all or substantially all of its assets to the Borrower or any Subsidiary Guarantor;

(d)	the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e)	the sale, transfer or other disposition of any tangible personal property or intellectual property that, in the reasonable business judgment of the Borrower or any Subsidiary, has become obsolete or worn out or is no longer economically practicable to maintain or useful in its business, and which is disposed of in the ordinary course of business;

(f)	sales by the Borrower or any Subsidiary in the ordinary course of its business of investments described in Section 8.10(c) through 8.10(e), inclusive;

(g)	the sale, transfer, lease or other disposition of Property (excluding intellectual property that is material to the business of the Borrower and its Subsidiaries) of the Borrower or any Subsidiary not otherwise permitted under this Section 8.11 for consideration aggregating for the Borrower and its Subsidiaries not more than the greater of (i) $12,000,000, and (ii) 9% of Adjusted EBITDA during any fiscal year of the Borrower;

(h)	the licensing by the Borrower or any Subsidiary of rights to use intellectual property in the ordinary course of its business;

(i)	the sale of equipment, trucks and other vehicles in the ordinary course of business if (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such sales are promptly applied to the purchase price of such replacement property;

(j)	the sale of (x) real property and related fixtures pursuant to sale leaseback transactions, and (y) assets and property acquired pursuant to a Permitted Acquisition or other Investment that are designated by the Borrower as “non-core” assets within one-hundred and eighty (180) days of such Permitted Acquisition or Investment; provided that the lease component of such sale and leaseback is permitted under clause (b) of the covenant restricting the incurrence of indebtedness; provided further that this subsection (j) shall not apply to JV Real Property;

(k)	intercompany asset sales between Credit Parties;

(l)	the lease of used equipment that has been repurchased by any Credit Party with the intent to refurbish and lease such equipment;

(m)	so long as no Event of Default exists, complete any sale, assignment, conveyance or other transfer pursuant to any Permitted MUFG AR Program;

(n)	lease, sale or sale and leaseback of any Excluded Assets;

(o)	the sale of Purchased AR;

(p)	the sale of interests in joint ventures; and

(q)	the issuance of equity interests by the Borrower or any of its Subsidiaries in connection with any equity contribution.

Nothing in this Section 8.11 shall operate to prevent any Permitted Acquisition, Permitted Expansion and Permitted New Facility. Promptly upon the amalgamation, merger, dissolution or disposition of any Subsidiary permitted by this Section 8.11, the Borrower shall provide the Administrative Agent and the Lenders notice thereof (at which time Schedule A shall be deemed amended to reflect such amalgamation, merger, dissolution or disposition).

8.12	Maintenance of Subsidiaries

The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents or otherwise permitted by Section 8.9 hereof, (b) the issuance, sale, and transfer to any person of any shares of capital stock or other equity interests of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 8.11(b), 8.11(c) or 8.11(g) above.

8.13	Dividends and Certain Other Restricted Payments

The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same, or (c) directly or indirectly pay management fees or pay any other amounts to any holder of capital stock or other equity interest of the Borrower (for certainty, the foregoing shall not restrict payments of compensation and other associated benefits to employees and officers of Credit Parties) or any Affiliate of such holder (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent:

(a)	the making of dividends or distributions by any Subsidiary to the Borrower or any of its Subsidiaries that is a Guarantor;

(b)	provided no Default or Event of Default has occurred and is continuing, and payments pursuant to this Section 8.13(b) would not cause a Default or an Event of Default, the payment by the Borrower of expenses which are reimbursable to any ONCAP Entity, Griffon Entity or any director, officer or employee thereof for travel, expenses, and other customary activities related to ongoing monitoring. Should a payment be restricted as a consequence of a Default or Event of Default, the Borrower may make subsequent catch up payments provided that there exists no Default or Event of Default;

(c)	the payment of customary fees in an amount not to exceed $500,000 to outside directors, the making of payments pursuant to customary indemnification arrangements with directors, officers or employees, and the reimbursement of directors, officers or employees for expenses in the ordinary course of business;

(d)	repurchases of capital stock or other equity interests of the Borrower from directors, officers and employees upon death, disability, retirement or termination of employment for cash;

(e)	dividends to Holdings for payment of cash interest on Borrower Unsecured Notes in an amount not to exceed the greater of (i) $18,000,000, and (ii) 18% of Adjusted EBITDA in each Fiscal Year;

(f)	the paying of interest on Borrower Unsecured Notes provided that such amounts are immediately re-invested in the Borrower;

(g)	payments of earn-outs not otherwise prohibited hereunder;

(h)	payment of Permitted Tax Distributions;

(i)	distributions to Holdings at the times and in the amounts necessary to enable Holdings to pay (i) franchise Taxes or similar fees, Taxes and expenses, in each case, required to maintain its corporate existence, and (ii) reasonable out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings solely to the extent any such payments under this clause (ii), in the aggregate, do not exceed $600,000 in any fiscal year;

(j)	payment of interest on unsecured shareholder loans and convertible debentures, provided, in each case, that such interest is immediately reinvested in the Borrower; and

(k)	payments made to Griffon, Venanpri or their respective Affiliates (other than Holdings and its Subsidiaries) pursuant to the IEEPA Refund Letter Agreement, provided that payments under this clause (k) shall not be subject to the final proviso of this Section 8.13;

provided further that no Default or Event of Default has occurred and is continuing immediately prior to or would arise as a result of any such payment described in clause (b) - (j) above.

8.14	ERISA

The Borrower (including any member of the Controlled Group) shall, and shall cause each Subsidiary (or any member of the Controlled Group) to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to result in the imposition of a Lien against any of its Property pursuant to Sections 430(k) of the Code or pursuant to ERISA with respect to any Plan. The Borrower shall, and shall cause each Subsidiary (or any member of the Controlled Group) to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any Reportable Event, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) the withdrawal by Holdings, the Borrower, its Subsidiaries or any member of the Controlled Group from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA, or the withdrawal of Holdings, the Borrower, its Subsidiaries or any member of the Controlled Group in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, (d) any Plan becoming “at risk” within the meaning of Section 430 of the Code or any Multiemployer Plan becoming “endangered”, “seriously endangered”, or in “critical” status as defined in Section 432 of the Code, (e) the engagement in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code by a Plan or Holdings, the Borrower or any Subsidiary or any member of the Controlled Group or (f) the occurrence of any other event that could increase the contingent liability of Holdings, the Borrower or any Subsidiary for post-retirement benefits if such event described in any of the foregoing clauses (a) through (f) would reasonably be expected to have a Material Adverse Effect.

8.15	Canadian Defined Benefit Pension Plan

No Borrower nor any Subsidiary shall, without the prior written consent of the Required Lenders, establish, adopt, sponsor, contribute to, participate in, or otherwise assume any liability under any Canadian Defined Benefit Pension Plan.

8.16	Compliance with Laws, Etc.

(a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to or pertaining to it, its Property or its business operations, where any such noncompliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b) Without limiting the agreements set forth in Section 8.16(a) above, the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state, provincial, territorial or local law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon an officer of the Borrower or any Subsidiary learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state, provincial, territorial or local law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising (x) as a result of any Release, threatened Release or disposal of a Hazardous Material or (y) pursuant to any Environmental Law; or (5) any environmental, natural resource, health or safety condition, which would reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law; (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

(c) Without limiting the agreements set forth in Section 8.16(a) above, none of the Borrower or any Subsidiary shall take, directly or indirectly, any action with respect to the Borrowing under this Agreement that will result in a violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

8.17	Burdensome Contracts with Affiliates

The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with the Borrower or any Wholly owned Subsidiaries), except for (i) any management agreement not inconsistent with the provisions of Section 8.13(b) of this Agreement, (ii) the contracts, agreements and arrangements described on Schedule C hereto, (iii) transactions permitted by Section 8.13 of this Agreement, (iv) the payment of reasonable compensation and benefits to officers, (v) the payment of customary fees to outside directors, (vi) customary indemnification arrangements with directors and officers, (vii) the reimbursement of officers and directors for expenses in the ordinary course of business and (viii) contracts, agreements or other business arrangements on terms and conditions which are no less favourable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other (“Permitted Transactions with Affiliates”).

8.18	No Changes in Fiscal Year

The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year to end on any day other than December 31.

8.19	Formation of Subsidiaries

Promptly upon the formation or acquisition of any Subsidiary by the Borrower or any of its Subsidiaries, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Article 5 hereof (at which time Schedule A shall be deemed amended to include reference to such Subsidiary).

8.20	Change in the Nature of Business and Liens

(a) The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity except an Eligible Line of Business.

(b) The Borrower shall not, nor shall it permit any Included Subsidiary to, other than Property in transit in the ordinary course of business and transactions otherwise permitted under this Agreement, change its jurisdiction of formation/existence or its registered office or acquire any Property in any jurisdictions or move any Property from one jurisdiction to another jurisdiction where the result is to cause the Lien of the security in favour of the Administrative Agent over Property to cease to be perfected under applicable law, or suffer or permit in any other manner any of its Property to not be subject to the Lien of the security in favour of the Administrative Agent or to be or become located in a jurisdiction as a result of which the Lien of the security in favour of the Administrative Agent over such Property is not perfected.

8.21	Use of Proceeds

The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.5 hereof.

8.22	No Restrictions

Except as provided in the Loan Documents, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary (other than (i) restrictions on the transfer of any Property which is subject to a Lien permitted by Section 8.9(c) of this Agreement contained in any agreement or instrument evidencing such Lien or governing the obligations secured by such Lien, (ii) restrictions on assignment, subletting or sublicensing contained in any lease, general intangible, instrument, software, license, permit, contract, governmental approval or franchise, or (iii) with respect to any Property or any capital stock of or other equity interests in any Subsidiary being sold, transferred, leased or otherwise disposed of in a transaction permitted under Section 8.11, restrictions on the transfer of such Property or on the transfer of the

Property of such Subsidiary (as the case may be) contained in any agreement providing for such sale, transfer, lease or other disposition), or (e) guarantee the Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

8.23	Financial Covenants

(a) Total Funded Debt/Adjusted EBITDA Ratio. As of the last day of each fiscal quarter of the Borrower ending during the relevant period set forth below, the Borrower shall not permit the Total Funded Debt/Adjusted EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period:

Period(s) Ending	Total Funded Debt/Adjusted EBITDA Ratio shall not be greater than:
Closing Date through and including fiscal quarter ending September 30, 2027	4.90 to 1.00
Fiscal quarter ending December 31, 2027 through and including fiscal quarter ending September 30, 2028	4.60 to 1.00
Each fiscal quarter thereafter	4.30 to 1.00

(b) Senior Funded Debt/Adjusted EBITDA Ratio. As of the last day of each fiscal quarter of the Borrower ending during the relevant period set forth below, the Borrower shall not permit the Senior Funded Debt/Adjusted EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period:

Period(s) Ending	Senior Funded Debt/Adjusted EBITDA Ratio shall not be greater than:
Closing Date through and including fiscal quarter ending September 30, 2027	3.10 to 1.00
Fiscal quarter ending December 31, 2027 through and including fiscal quarter ending September 30, 2028	2.80 to 1.00
Each fiscal quarter thereafter	2.50 to 1.00

(c) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio (the “Fixed Charge Coverage Ratio”) of (i) Adjusted EBITDA for the four fiscal quarters of the Borrower then ended, less Maintenance Capital Expenditures and less the sum of all cash Tax payments (including Restricted Payments contemplated in Section 8.13(h)) made during such period, to (ii) scheduled cash principal and cash interest payments made or required to have been made by the Borrower or its Subsidiaries on account of Total Funded Debt, all as determined on a consolidated, rolling four quarter basis in accordance with GAAP, for the same four fiscal quarters then ended, of not less than 1.00 to 1.00.

For any measurement date ending on or prior to the first anniversary of the Closing Date, the amounts of scheduled cash principal and interest payments shall be equal to the product of (x) the amounts of scheduled cash principal and interest payments for the period from and after the Closing Date to and including the measurement date times (y) a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed from and including the Closing Date to and including the measurement date.

The initial amounts of cash Taxes shall be as follows:

Fiscal Quarter	Amount
for the fiscal quarter ended on June 30, 2025	$1,279,492
for the fiscal quarter end September 30, 2025	$1,307,843
for the fiscal quarter ended on December 31, 2025	$3,482,523
for the fiscal quarter ended on March 31, 2026	$1,909,087

(d) Compliance with all covenants contained in this Section 8.23 shall be calculated giving pro forma effect to any Permitted Acquisition made or Permitted Expansion or Permitted New Facilities initiated during the relevant Test Period.

(e) For purposes of determining compliance with the Total Funded Debt/Adjusted EBITDA Ratio, the Senior Funded Debt / Adjusted EBITDA Ratio and the Fixed Charge Coverage Ratio, a cash equity subscription or Borrower Unsecured Notes advance to the Borrower (any such debt to be subordinated and any such equity and/or debt to be pledged to the Administrative Agent) after the Closing Date and during the period beginning thirty (30) days prior to the end of such fiscal quarter and ending on the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the option of the Borrower, be included in the calculation of Adjusted EBITDA for purposes of determining compliance with the financial covenants for the applicable fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Adjusted EBITDA, a “Specified Equity Contribution”): provided that (a) in Relevant Four (4) Fiscal Quarter Period, there shall be a period of at least two (2) fiscal quarters in which no Specified Equity Contribution is made (after giving effect to the requested Specified Equity Contribution) and only four (4) Specified Equity Contributions may be made during the term of this Agreement, (b) the dollar amount of the Specified Equity Contribution counted as an increase to Adjusted EBITDA will be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants, (c) all Specified Equity Contributions will be disregarded for all other purposes under the Loan Documents (including without limitation determining Total Funded Debt, Senior Funded Debt and calculating Adjusted EBITDA for purposes of determining basket levels, pricing and any other items governed by reference to Adjusted EBITDA), (d) the proceeds of each Specified Equity Contribution shall have been contributed to the Borrower as a cash equity contribution, subordinated unsecured shareholder debt, or other contribution reasonably satisfactory to the Required Lenders under the First Lien Credit Agreement, and (e) the proceeds of any Specified Equity Contribution shall be applied first, to satisfy any obligations then due and owing under the First Lien Credit Agreement; and second, to the extent any amounts remain after the application described in the foregoing clause, to prepay (x) the outstanding principal balance of the Term Loans outstanding hereunder (including, without limitation, all other Obligations hereunder, including the amount of all payment-in-kind interest previously capitalized and added to principal) and (y) the outstanding balance of the Second Lien Tranche B Debt, on a ratable basis based on the respective outstanding principal amounts thereof, and in each case, in accordance with the terms of the Pari Passu Second Lien Intercreditor Agreement (but the proceeds of any Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with such financial covenants for the fiscal quarter in which Adjusted EBITDA will be increased as a result of such Specified Equity Contribution and for the next three fiscal quarters thereafter). For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four fiscal quarter period ending on (and including) the fiscal quarter in which Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

8.24	Limitation on Hedging Agreements

The Borrower shall not, nor shall it permit any Subsidiary to, enter into any Hedging Agreement, except for Non-Speculative Hedging Agreements.

8.25	Real Property Matters

(a) The Borrower shall use commercially reasonable efforts, if requested by the Administrative Agent, acting reasonably, to obtain a consent agreement from each landlord of premises that are leased at any time and from time to time by any Credit Party containing Collateral with a fair market value that is greater than or equal to $2,000,000 which agreement shall provide, inter alia, (A) for consent to the grant of a Lien against the Credit Party’s interest in such lease pursuant to the security (for certainty, no filings or registrations shall be required in connection with any leasehold interest), and (B) other terms and provisions that are standard and customary in the opinion of the Administrative Agent acting reasonably. Such agreement shall be in form and content satisfactory to the Administrative Agent on behalf of the Lenders, acting reasonably. For purposes of this Section 8.25, “commercially reasonable efforts” shall not require any Credit Party to pay any fees (other than reasonable legal fees of the landlord, the Credit Party and the Administrative Agent) or agree to other adverse economic arrangements which are adverse in any material respect to any Credit Party in order to obtain a landlord consent.

(b) In the event any Credit Party acquires in fee simple any real property with a fair market value that is greater than or equal to $2,000,000, such Credit Party shall execute and/or deliver, or cause to be executed and/or delivered, to Administrative Agent, (A) within forty five (45) days of receipt of notice from Administrative Agent that such real property is located in a Special Flood Hazard Area, Federal Flood Insurance except as specified in Section 8.4, (B) the documentation contemplated in Section 5.6, and (C) unless waived by Administrative Agent in its discretion, an appraisal complying with FIRREA.

(c) Without limiting the generality of the foregoing, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with the incurrence of an incremental facility or an increase in the Credits (as defined under the First Lien Credit Agreement), as determined by Administrative Agent thereunder, the applicable Credit Party to any Mortgages shall within ninety (90) days of such funding or incurrence: (A) enter into and deliver to Administrative Agent, at the direction and in the reasonable discretion of Administrative Agent, a mortgage modification or new Mortgage in proper form for recording or registration in the relevant jurisdiction and in a form reasonably satisfactory to Administrative Agent, (B) cause to be delivered to Administrative Agent for the benefit of the Lenders an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to Administrative Agent ensuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and (C) deliver, at the request of Administrative Agent, to Administrative Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations.

8.26	OFAC, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws

(a) If any Credit Party obtains actual knowledge that any Credit Party, any Affiliate or any Subsidiary of any Credit Party is a Sanctioned Person or named on the then current OFAC SDN List (such occurrence, a “Sanction Event”), such Credit Party shall promptly (A) give written notice to the Administrative Agent and the Lenders of such Sanction Event, and (B) comply in all material respects with all applicable laws with respect to such Sanction Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the Sanctions Programs, and each Credit Party hereby authorizes and consents to the Administrative Agent and the Lenders taking any and all steps the Administrative Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such Sanction Event, including the requirements of the Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

(b) Each Credit Party shall provide the Administrative Agent and the Lenders any information regarding the Credit Parties and their Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all Sanctions and Anti-Money Laundering Laws.

(c) No Credit Party will, directly or, to any Credit Party’s knowledge, indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any other Person, (i) to fund any activities or business of or with any Sanctioned Person or in a Sanctioned Entity in violation of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by any Person (including any Person participating in the Term Credit, whether as underwriter, lender, advisor, investor, or otherwise) or could cause any party to this Agreement to become a Restricted Person. Borrower will not (directly or indirectly) pay, repay or prepay any amount in relation to the Loan or any other Obligations using any funds that would result in a violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by any Person (including any Person participating in the Credit Facilities, whether as underwriter, lender, advisor, investor, or otherwise) or could cause any party to this Agreement (including any Person participating in the Credit Facilities, whether as underwriter, lender, advisor, investor, or otherwise) to become a Restricted Person).

(d) No Credit Party will, nor will it permit any Subsidiary to, directly or, to any Credit Party’s knowledge, indirectly, use the proceeds of the Term Loans to violate any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws in any material respect.

(e) Each Credit Party will maintain in effect policies and procedures reasonably designed to ensure compliance by the Credit Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions.

(f) Each Credit Party will, and will cause each of its Subsidiaries and their respective directors, officers, employees, and agents to, comply with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions.

8.27	Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions; Restricted Person

(a) No Credit Party shall permit itself, any such Credit Party or any Subsidiary to, (a) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any Anti-Money Laundering Law, anti-terrorism law, Anti-Corruption Laws or Sanctions or (b) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the Administrative Agent, any Lender or any Credit Party would be in violation of any applicable law or (c) use any part of the proceeds of the Term Loans, directly or indirectly, for any conduct that would violate any Sanctions or Sanctions Programs.

(b) Each Credit Party will, and will cause each of its Subsidiaries and their respective directors, officers, employees, and agents to, comply with all applicable Sanctions, Anti-Money Laundering Laws, anti-terrorist financing laws, anti-fraud laws, anti-bribery laws and Anti-Corruption Laws.

8.28	Foreign Subsidiaries

The aggregate Adjusted EBITDA of all Foreign Subsidiaries shall not exceed 10% of the Borrower’s Adjusted EBITDA and no given Foreign Subsidiary’s Adjusted EBITDA shall exceed 5% of the Borrower’s Adjusted EBITDA.

8.29	First Lien Credit Agreement, Second Lien Tranche B Debt and Second Lien Tranche B Security

No Credit Party shall (i) amend any material provision of the First Lien Credit Agreement without the prior written consent of the Administrative Agent, (ii) grant any Lien over its Collateral (other than Excluded Assets (but excluding the JV Real Property)) in circumstances in which the same Lien has not already been granted in favour of the Administrative Agent and (iii) make any payment on the Second Lien Tranche B Debt not permitted under the Pari Passu Second Lien Intercreditor Agreement.

8.30	Cash Management

Other than the JV Real Property Bank Account, no Credit Party shall open or maintain any bank account in Canada or the United States of America with any financial institution other than as permitted under the First Lien Credit Agreement unless, in the case of accounts in the United States of America, such accounts are (i) subject to a deposit account control agreement (or the equivalent in any applicable jurisdiction) to the extent required under

Section 5.4, in form and substance required by and satisfactory to the Administrative Agent, acting reasonably, or (ii) otherwise approved by the Administrative Agent.

8.31	Special Purpose Entities

(a) Notwithstanding anything contained in this Agreement to the contrary, permit the Special Purpose Entities to (a) incur any Debt other than that owing to MUFG (the “MUFG Debt”) in an aggregate principal amount not to exceed $50,000,000 and that owing to the Sellers under the Securitization Notes, (b) have any liabilities beyond the MUFG Debt and the Securitization Notes, (c) own any assets, other than receivables (owing to) and purchased from Garant GP, ClosetMaid Canada Limited, The Ames Companies, LLC, and Corona Clipper, Inc. (collectively, the “Sellers”), or (d) carry on any business other than engaging in activities specific to the operation of the Permitted MUFG AR Program.

(b) No Credit Party may provide any financial assistance of any nature or kind to a Special Purpose Entity (other than the Securitization Notes or contribution or sales of receivables), and the Special Purpose Entities shall exist for the sole purpose of facilitating transactions pursuant to the Permitted MUFG AR Program. Each Special Purpose Entity shall carry on no business other than facilitating transactions pursuant to the Permitted MUFG Program, including the Securitization Notes and the contribution or sales of receivables. The Borrower shall, on the request of the Administrative Agent from time to time, provide to the Administrative Agent copies of the documentation related to the Permitted MUFG AR Program.

8.32	JV Real Property

The Borrower shall not, nor shall it permit any Subsidiary or any other Person to, directly or indirectly, create, incur, assume, grant or permit to exist any Lien of any kind or nature whatsoever on any JV Real Property, any proceeds thereof (other than the Lien created via the deposit account control agreement entered into pursuant to Section 5.2(d) above) or any other part thereof or any interest therein, in favour of any Person, at any time and under any circumstances whatsoever, it being the express intention of the parties that the JV Real Property shall at all times remain free and clear of any and all Liens.

8.33	Insurance Certificates Covenant

Within thirty (30) days following the Closing Date, provide to the Administrative Agent insurance certificates confirming, among other things, insurance coverage maintained by the Credit Parties and confirming the Administrative Agent being loss payable and additional insured, such certificates being in form and substance satisfactory to the Administrative Agent, acting reasonably.

Article 9
Events of Default and Remedies

9.1	Events of Default

Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)	default in the payment when due of all or any part of the principal of or interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable hereunder or under any other Loan Document, which default, in the case of payment of interest or fees, is not remedied within three (3) Business Days;

(b)	default in the observance or performance of any covenant which is not, to the extent capable of being cured, remedied in ten (10) days that is set forth in the first sentence of Section 8.1 or in Sections 8.5, 8.7, 8.9, 8.10, 8.11, 8.12, 8.13, 8.17, 8.18, 8.20, 8.21, 8.23 or 8.24 hereof or of any provision in any Loan Document dealing with the remittance and/or reinvestment, as applicable, of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)	default in the performance of the covenants contained in Section 8.23, subject to Section 9.6;

(d)	default in the observance or performance of any other covenant hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become actually known to the chief executive officer, the chief financial officer or any other executive officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(e)	any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(f)	(i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected second priority Lien (subordinate only to the Liens securing the First Lien Facilities) in favour of the Administrative Agent in any portion of the Collateral with an aggregate value of $5,000,000 purported to be covered thereby except as expressly permitted by the terms thereof or by the terms of Section 5.4 of this Agreement, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (iii) any Person in any manner contests the validity of any Guarantee or Collateral Document;

(g)	[reserved];

(h)	except with respect to the First Lien Credit Agreement, default shall occur under any indenture, agreement or other instrument evidencing any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $5,000,000, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) and shall not have been waived by the holder or holders of such Indebtedness for Borrowed Money;

(i)	the outstanding indebtedness under the First Lien Credit Agreement shall have been accelerated and declared due and payable prior to its stated maturity by the First Lien Administrative Agent or the Required Lenders (as defined under the First Lien Credit Agreement), whether as a result of an Event of Default (as defined under the First Lien Credit Agreement) or otherwise;

(j)	any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, or any fines, penalties or other similar monetary obligations, shall be entered, filed against or imposed upon the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $5,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded, unstayed or unpaid for a period of sixty (60) days;

(k)	except as would not reasonably be expected to result in a Material Adverse Effect, one or more of the following shall occur: (i) the occurrence of any Reportable Event, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) the withdrawal by the Borrower, its Subsidiaries or any member of the Controlled Group from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA, (iv) the withdrawal of the Borrower, its Subsidiaries or any member of the Controlled Group in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, (v) any Plan becoming “at risk” within the meaning of Section 430 of the Code or any Multiemployer Plan becoming “endangered” or in “critical” status as defined in Section 432 of the Code, or (vi) the occurrence of any other event that could increase the contingent liability of any Credit Party or any of its Subsidiaries for post-retirement benefits;

(l)	any Change of Control shall occur;

(m)	Holdings, the Borrower or any Subsidiary shall (i) be the subject to any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property which is instituted without the consent of such Person and continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days, or an order for relief is entered in any such proceeding, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, receiver and manager, conservator, monitor, custodian, trustee, examiner, liquidator, administrator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under Insolvency Legislation to adjudicate it insolvent, or (except as part of a transaction contemplated by Section 8.11(c) hereof) seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(m) hereof within sixty (60) days of such appointment or proceeding;

(n)	a custodian, receiver, receiver and manager, conservator, monitor, trustee, examiner, liquidator, administrator or similar official shall be appointed for Holdings, the Borrower or any Subsidiary or any substantial part of any of its Property, or a proceeding described in Section 9.1(m) shall be instituted against Holdings, the Borrower or any Subsidiary, and such appointment (unless applied for or consented to by the Borrower or any Subsidiary in which case clause (m) above shall apply immediately) continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(o)	the subordination provisions of any agreement or instrument governing any Indebtedness subordinated to the Obligations with an outstanding principal amount in excess of $5,000,000 shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), or any Credit Party or any Subsidiary shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions except to the extent expressly contemplated therein; or

(p)	any material breach by any Credit Party of section 7.7(b) of the Holdings LLC Agreement, and such breach is not cured within thirty (30) days after the earlier of (i) the date on which such breach shall first become actually known to the chief executive officer, the chief financial officer or any other executive officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent.

9.2	Non Bankruptcy Defaults

When any Event of Default other than those described in subsection (m) or (n)  of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Term Loan Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof) and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Term Loans to be forthwith due and payable and thereupon all outstanding Term Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(d) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

9.3	Bankruptcy Defaults

When any Event of Default described in subsections (m) or (n) of Section 9.1 hereof has occurred and is continuing, then all outstanding Term Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

9.4	Notice of Default

The Administrative Agent shall give notice to the Borrower under Section 9.1(d) hereof promptly upon being directed to do so by any Lender and shall thereupon notify all the Lenders thereof.

9.5	Appointment of a Monitor

If an Event of Default has occurred and is continuing, the Required Lenders may appoint a monitor to review the operations of the Borrower and its Subsidiaries and make recommendations to the Required Lenders in respect thereof. The Borrower shall, and shall cause the Subsidiaries to, provide the monitor with full access to all books and records, operations and management of the Borrower and its Subsidiaries. The reasonable costs and fees of such monitor shall be for the account of the Borrower and its Subsidiaries.

9.6	Borrower’s Right to Cure

Notwithstanding anything to the contrary contained in this Article 9, in the event of any Event of Default arising as a result of a default in the observance or performance of any covenant set forth in Section 8.23 as of the last day of any fiscal quarter, any Specified Equity Contribution made pursuant to and in accordance with the provisions of Section 8.23(e) will, at the request of the Borrower but subject to the restrictions and limitations provided for in Section 8.23(e), be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter. Notwithstanding anything to the contrary in this Article 9 or any other Loan Document to the contrary, until the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for the period ending on the last day of the applicable fiscal quarter, none of the Administrative Agent or any Lender shall have any right to declare all or any portion of any one or more of the Term Loan Commitments of any Lender to make Term Loans permanently terminated, declare all or any portion of the unpaid principal amount of any outstanding Term Loans, interest accrued and unpaid thereon, and all amounts owing or payment hereunder or under the Loan Documents or applicable law (including, without limitation, any right to foreclose on or take possession of

Collateral) solely on the basis of an Event of Default having occurred and being continuing under Section 9.1 due to failure by the Borrower to comply with any financial covenant set forth in Section 8.23, provided, however, if such an Event of Default has occurred and is continuing, during such period and unless and until a Specified Equity Contribution is made in accordance with the terms of this Section 9.6, no Lender shall be required to advance, continue or convert any Loan.

Article 10
Change in Circumstances

10.1	Change in Law

(a) If it becomes illegal under any applicable law or any Governmental Authority has asserted that it is unlawful for any Lender to hold or benefit from a Lien over real property pursuant to any law of the United States (whether state or federal), such Lender shall notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such Lien for the benefit of each of the other Lenders.

(b) If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States (whether state or federal), such Lender may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality, but such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of each of the other Lenders.

10.2	Increased Cost and Reduced Return

(a)	Increased Costs Generally. If, on or after the Closing Date, a Change in Law:

(i)	shall subject any Lender (or its Lending Office) to any Tax, duty or other charge with respect to its the Term Loans or its participation in any thereof, its obligation to make Loans, or shall change the basis of taxation of payments to any Lender or any other Recipient of the principal of or interest on its Term Loans or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its the Term Loans, any participation therein, or its obligation to make the Term Loans, or acquire participations therein (except for (w) Indemnified Taxes, (x) changes in the rate of Tax on the overall net income of such Lender imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located, (y) Taxes described in clauses (c) through (f) of the definition of Excluded Taxes, and (z) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes; or

(ii)	shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Lender or any other Recipient or shall impose on any Lender or any other Recipient or on the interbank market any other condition, cost or expense affecting its Term Loans, or its participation in any thereof, or its obligation to make Term Loans, or to participate therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining the Term Loans or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

10.3	Lending Offices

Each Lender may, at its option, elect to make its the Term Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a

“Lending Office”) or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.

Article 11
The Administrative Agent

11.1	Appointment and Authorization of Administrative Agent

Each of the Lenders hereby irrevocably appoints UMB BANK, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Lenders hereby authorize the Administrative Agent to enter into the Second Lien Tranche A Intercreditor Agreement and the Pari Passu Intercreditor Agreement and the Lenders acknowledge that the Second Lien Tranche A Intercreditor Agreement and the Pari Passu Intercreditor Agreement are binding upon the Lenders. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

11.2	Administrative Agent and Its Affiliates

The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender, if applicable, and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender, if applicable. References herein to the Administrative Agent’s Term Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender, if applicable.

11.3	Action by Administrative Agent

(a) If the Administrative Agent receives from the Borrower a written notice of Default or an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its branches or Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or direction or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall be deemed not to have knowledge of a Default or an Event of Default unless and until written notice is given to a responsible officer of the Administrative Agent by the Borrower or a Lender, referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “Notice of Event of Default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as may be directed by the Required Lenders in accordance with the terms of the Agreement; provided, however that unless and until the Administrative Agent has received any such direction by Required Lenders, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such default or event of default as it shall deem advisable or in the best interest of the Lenders.

(e) The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, pandemic, epidemic, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(g) In no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under the Agreement.

(h) The Administrative Agent shall have no obligation to file financing statements, financing change statements or continuation statements (to the extent applicable), or be responsible for the creation, maintenance, perfection, or priority of any such security interests purported to be created under any Loan Document (to the extent applicable).

(i) Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, direction, advice or concurrence of the Required Lenders or such other number or percentage of the Lenders as shall be expressly provided for herein or any agreement to which the Lenders and the Administrative Agent is a party and acting in accordance with such documents (such Lenders being referred to herein as the “Relevant Lenders”), as the Administrative Agent deems appropriate. Upon receipt of such written instruction, advice or concurrence from the Relevant Lenders, the Administrative Agent shall take such discretionary actions in accordance with such written instruction, advice or concurrence. This provision is intended solely for the benefit of the Administrative Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(j) The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any applicable law, regulation or court order.

11.4	Liability of Administrative Agent; Credit Decision

(a) Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of suchsub-agents.

(c) Credit Decision. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

11.5	Indemnity

Each Lender hereby agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), as to its Lender’s respective Term Loan Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under or in respect of this Agreement or the other Loan Documents provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Lender’s respective Term Loan Percentage of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preservation of any rights of the Administrative Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower In each instance, to the extent required hereunder, the Borrower shall promptly reimburse the Lenders for any required payment made to the Administrative Agent. The obligations of the Borrower and the Lenders under this Section 11.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

11.6	Resignation of Administrative Agent and Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of Canada or the United States of America or any state, province or territory thereof, and having a combined capital and surplus of at least $200,000,000. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, no successor Administrative Agent shall be appointed without the consent of the Borrower (which consent shall not be reasonably withheld or delayed). Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents (other than any rights to indemnity payments owed to the resigning Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations in such capacity (other than its duties and obligations under Section 13.26 of this Agreement). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. Whether or not a successor Administrative Agent has been appointed, if the Administrative Agent resigns and no successor is appointed within 30 days after the retiring Administrative Agent’s giving of notice of resignation, such resignation shall become effective and the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such

Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

11.7	Designation of Additional Agents

The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

11.8	Authorization to Release or Subordinate or Limit Liens

The Administrative Agent is hereby irrevocably authorized by each of the Lenders, and hereby agrees for the benefit of the Borrower, to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.11 hereof or which has otherwise been consented to in accordance with Section 13.14 hereof), (b) release any Subsidiary from its obligations under the Loan Documents if all of the outstanding equity interests in such Subsidiary are sold, transferred or otherwise disposed of in accordance with the terms and conditions of this Agreement (including a sale, transfer or disposition permitted by the terms of Section 8.11 hereof or which has otherwise been consented to in accordance with Section 13.14 hereof), (c) release or subordinate any Lien on Collateral consisting of Property subject to Permitted Liens set out in Section 8.9(c) or (i) hereof, (d) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (e) release Liens on the Collateral following termination or expiration of all Credit Exposure; provided, that in connection with a release contemplated by Section 11.9(a) and 11.9(b), the Administrative Agent shall have received an officer’s certificate from the Borrower certifying that such release is permitted by the terms of the this Agreement and that all conditions precedent to such release have been satisfied. The Administrative Agent shall be fully entitled to rely on such officer’s certificate from the Borrower.

Upon request by the Administrative Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types of items or property pursuant to this Section 11.9. In each case, as specified in this Section 11.8 the Administrative Agent shall, at Borrower’s expense, execute and deliver to the Borrower such documents as Borrower may reasonably request to evidence the release of such items of Collateral from the Lien granted hereunder or any other Loan Documents or to subordinate its interest in such item, or to release such Borrower from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 11.8.

11.9	Authorization to Enter into, and Enforcement of, the Collateral Documents

The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate (at the direction of the Required Lenders); provided that the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver, receiver and manager or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates. The Administrative Agent, or its designee, any Lender or counterparty under a Hedging Agreement may be the purchaser of any or all of the Collateral at any public sale (or at any sale under Section 363 of the Bankruptcy Code or any other applicable Debtor Relief Laws) and the Administrative Agent, or its designee, as agent for and representative of Lenders and counterparties under Hedging Agreements (but not any Lender or counterparty under a Hedging Agreement in its individual capacity), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale or sale under Section 363 of the Bankruptcy Code or any other applicable Debtor Relief Laws, to use and apply any of the Obligations (as defined in the Security Agreement) as a credit on account of the purchase price for any Collateral payable by the Administrative Agent or by or on behalf of the Lenders and counterparties under Hedging Agreements at such sale.

Without limiting the foregoing, and solely in connection with the exercise of rights under the Loan Documents in Spain, the Lender hereby grants full power to the Administrative Agent, acting through a duly appointed representative, to exercise (including where it may involve acting with multi-representation or self-contracting (autocontratación) and with express faculty of sub-empowering), in the name and on behalf of the Lender the following actions:

(a) to execute in the name of the Lender (whether in its own capacity or as agent of other parties) any Loan Document as well as any novation, amendment, extension or ratification to the same and appear before a Spanish notary public and raise into the status of a Spanish Public Document such documents and to sign any Spanish Public Document as it deems fit;

(b) to appear before a Spanish notary public and accept, execute, amend, assign or transfer, release, extend or ratify any type of guarantee (garantía personal) or in-rem security (garantía real), whether personal or real, granted in favour of the Lender (whether in its own capacity or as agent of other parties) over any and all shares, rights, receivables, goods, real estate assets and chattels, fixing their price for the purposes of an auction and the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, and release such guarantees or security, all of the foregoing under the terms and conditions which the attorney may freely agree, signing the Spanish Public Documents that the attorney may deem fit;

(c) to appear before a Spanish notary public and accept any irrevocable powers of attorney granted by the security providers in relation to the Loan Documents and/or the Spanish Security Agreements, as well as any amendment, restatement, extension and ratification thereto;

(d) to ratify, if necessary or convenient, any such Spanish Public Documents executed by an orally appointed representative in the name or on behalf of the Lender;

(e) to execute and/or enter into any and all deeds, documents, acts and things, required in connection with the execution of the Loan Documents and/or the Spanish Security Agreements, and/or the execution of any further notarial deed of amendment (escritura pública de rectificación o subsanación) that may be required for the purpose or in connection with the faculties granted in this Clause;

(f) to carry out, execute, effect and perform all the actions that may be necessary or convenient for the purposes of complying with the purpose of this Agreement, including, but not limited to the granting of any public, and or, private document and or any action required for the purposes of enforcing in Spain any Spanish Security Agreements;

(g) to request and obtain the copy issued for enforcement purposes (copia con fuerza ejecutiva) of this Agreement, any Spanish Security Agreements and any other Loan Documents.

(h) Without prejudice to the above, the Administrative Agent may request the Lenders to enter into and/or to enforce the rights of each Loan Document jointly with the Administrative Agent.

(i) The Lender hereby undertakes to the Administrative Agent that, promptly upon request, such Lender will ratify and confirm all transactions entered into and other actions by the Administrative Agent (or any of its substitutes or delegates) in the proper exercise of the power granted to it hereunder.

(j) Additionally, upon enforcement in Spain of any Spanish Security Agreement, the Lender undertakes to:

(i)	grant a power of attorney in favour of the Administrative Agent for any action to be carried out in Spain under the instructions received in accordance with this Agreement or, in case the Lender is unable to authorise the Administrative Agent to carry out, execute, effect or perform any exercise of their rights, powers, authorities under the Loan Documents, to join the Administrative Agent in any action, in accordance with this Agreement;

(ii)	abide by any act, or refrain from acting, in accordance with, any decision made in accordance with this Agreement; and

(iii)	take any action or appear in any proceeding in Spain, as may be required by the Administrative Agent to enforce the Spanish Security Agreements and, to such effect, follow the instructions received from the Administrative Agent.

Any Lender that cannot appoint the Administrative Agent on any of the terms set out in this Agreement shall notify the Administrative Agent accordingly and shall either itself or through its nominee appear and act together with the Administrative Agent to the extent specified by the Administrative Agent as being necessary for the exercise of the rights, powers, authorities and discretions granted to the Administrative Agent by such Lender under or in connection with this Agreement.

11.10	Erroneous Payment

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous

Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one (1) Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(d) Each party’s obligations under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Term Credit or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.11	Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)	such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans or this Agreement,

(ii)	the transaction exemption set forth in one or more PTEs, such as PTE 84 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95 60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90 1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91 38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96

23 (a class exemption for certain transactions determined by in house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement,

(iii)	(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84 14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub sections (b) through (g) of Part I of PTE 84 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84 14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.12	Funding by Lenders; Presumption by Administrative Agent

Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Administrative Agent such Lender’s share of such advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Administrative Agent then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s

Accommodation included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Administrative Agent forthwith on written demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

11.13	Payments by the Borrower; Presumptions by Administrative Agent

Unless the Administrative Agent has been notified by the Borrower at least one day prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or otherwise hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made or will make such payment on such date in accordance herewith and may, but shall be in no way obliged to, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest on the funds, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (x) shall be conclusive, absent manifest error.

Article 12
The Guarantees

12.1	The Guarantees

To induce the Lenders to provide the Term Credit described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Term Loan Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor party hereto (including any Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement substantially in the form attached hereto as Exhibit F) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Obligations and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents, as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding). In case of failure by the Borrower or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

12.2	Guarantee Unconditional

The obligations of each Guarantor under this Article 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)	any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)	any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c)	any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d)	the existence of any claim, set off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e)	any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f)	any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g)	any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Note or any other amount payable under the Loan Documents; or

(h)	any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Article 12.

12.3	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances

Each Guarantor’s obligations under this Article 12 shall remain in full force and effect until termination or expiration of all Credit Exposure. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Article 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

12.4	Subrogation

Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until termination or expiration of all Credit Exposure. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the termination or expiration of all Credit Exposure, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

12.5	Waivers

Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein or in any of the other Loan Documents, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

12.6	Limit on Recovery

Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Article 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Article 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

12.7	Stay of Acceleration

If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

12.8	Benefit to Guarantors

The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

12.9	Guarantor Covenants

Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

12.10	Keepwell

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Article 12 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Article 12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Article 12, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Article 12 shall remain in full force and effect until such Qualified ECP Guarantor’s obligations are discharged in accordance with Section 12.3. Each Qualified ECP Guarantor intends that this Article 12 constitute, and this Article 12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

12.11	Limitations: Colombia

Notwithstanding anything set out to the contrary in this Agreement or any other Loan Document, the obligations and liabilities of each Colombia Guarantor under the provisions of this Agreement (including Section 11.13(d)) constitutes an autonomous and unconditional guarantee. To the extent permitted by Colombian law, each Colombian Guarantor waives any right of excusión, orden y/o división that may be available under Article 2383 of the Colombian Civil Code.

Article 13
Miscellaneous

13.1	Withholding Taxes

(a) Payments Subject to Taxes. If any Credit Party is required by applicable law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of a Credit Party hereunder or under any other Loan Document, then (i) the sum payable shall be increased by that Credit Party when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Credit Party shall make any such deductions required to be made by it under applicable law, and (iii) the Credit Party shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, without duplication, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower or any Credit Party under any Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes other than Excluded Taxes that are attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.12(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, the Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Other. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing,

(i)	any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed copies of IRS Form W-8ECI;

(C)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(D)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(iii)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(iv)	the Administrative Agent shall deliver to the Borrower (x)(A) prior to the date on which the first payment by the Borrower is due hereunder or (B) prior to the first date on or after the date on which such Administrative Agent becomes a successor Administrative Agent pursuant to Section 11.7 on which payment by the Borrower is due hereunder, as applicable, (i) if such Administrative Agent is a U.S. Person, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to any available exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Administrative Agent by the Borrower or any of its Affiliates pursuant to any Loan Document, or (ii) if such Administrative Agent is not a U.S. Person, two copies of a properly completed and executed IRS Form W-8BEN or W-8ECI, as applicable, certifying its entitlement to any available exemption from or reduction of applicable U.S. federal withholding taxes in respect of any payments to be made to such Administrative Agent by the Borrower or any of its Affiliates pursuant to any Transaction Document including, in each case, (1) with respect to payments received by the Administrative Agent for its own account, an IRS Form W-8ECI, and (2) with respect to payments received by the Administrative Agent on behalf of any Lender, an IRS Form W-8IMY certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of Section 1.1441-1(b)(2)(iv) of the Treasury Regulations, or a “qualified intermediary” that assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary IRS Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the

Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation; and

(v)	if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds and Tax Reductions. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which a Credit Party has paid additional amounts pursuant to this Section or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or Credit Party, as applicable, an amount equal to such refund, credit or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Credit Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). The Borrower or Credit Party as applicable, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

13.2	No Waiver, Cumulative Remedies

No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

13.3	Non Business Days

If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

13.4	Documentary Taxes

The Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any documentary, stamp, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such Taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder, except any Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.9).

13.5	Designation of a Different Lending Office

If any Lender requests compensation under Section 10.2, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.1 or Section 13.4, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 10.2, Section 13.1 or Section 13.4, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

13.6	Survival of Representations

All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

13.7	Survival of Indemnities

All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Term Loans, including, but not limited to, Sections 2.9, 10.3, and 13.16 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

13.8	Sharing of Set Off

Each Lender agrees with each other Lender party hereto that if such Lender shall receive and retain any payment, whether by set off or application of deposit balances or otherwise, on any of the Term Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, rateably from each of the other Lenders such amount of the Term Loans, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment rateably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded rateably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. No Lender will take any action of set off without providing prior written notice to the Administrative Agent.

13.9	Notices

Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower, by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, any Guarantor or the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth below:

(a)	to the Borrower or any Guarantor:

c/o ONCAP Management Partners L.P. 161 Bay Street, Suite 4900 Toronto, ON M5J 2S1

	Attention:	Aly Hadibhai
	Telephone:	(416) 874-1207
	Email:	ahadibhai@oncap.com

And a copy to (which shall not constitute notice):

Torys LLP 79 Wellington St W, Suite 3300 Toronto, ON M5K 1N2

	Attention:	Jonathan Wiener and Nina Mansoori
	Telephone:	(212) 880-6121 and (416) 865-7332
	Email:	jwiener@torys.com and nmansoori@torys.com

To the Administrative Agent:

UMB Bank, N.A. 120 South Sixth Street, Suite 1400 Minneapolis, MN 55402

	Attention:	Merv FinCo LLC Administrator
	Email:	Joshua.James@umb.com; loanagency@umb.com

with a copy to (which shall not constitute notice):

Dechert LLP 1095 Avenue of the Americas New York, NY 10036

	Attention:	Jeffrey Katz, Esq.
	Email:	Jeffrey.Katz@dechert.com

and

Griffon Corporation 712 Fifth Avenue New York, NY 10019

	Attention:	Seth Kaplan
	Email:	kaplan@griffon.com

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

13.10	Counterparts

This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or any other Loan Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or Electronic Commerce Act, 2000 (Ontario) and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

13.11	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the Borrower and the Guarantors and their permitted successors and assigns, and shall inure to the benefit of and be binding on the Administrative Agent and each of the Lenders and their respective permitted successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document (other than assignments as a matter of law pursuant to a merger, amalgamation or dissolution permitted by Section 8.11 hereof) without the written consent of all of the Lenders.

13.12	Participants

(a) Following the Closing Date, each Lender shall have the right at its own cost, without the consent of, or notice to, the Borrower or the Administrative Agent, to sell participations (to be evidenced by one or more agreements or certificates of participation) in the Term Loans made and/or Term Loan Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further, that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this

Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents, without such participants’ consent, that would (a) reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest (provided that no participant’s consent shall be required for the rescission of any default interest imposed pursuant to Section 2.6), or (b) release all or substantially all of the Collateral or value of the Guarantees (except as otherwise provided for in the Loan Documents); for the avoidance of doubt, no participant shall have any rights with respect to waivers of defaults or Events of Default. Any party to which such a participation has been granted shall have the benefits of Section 2.9, Section 10.2 and Section 13.1 hereof; provided that such participant shall not be entitled to receive any greater payment under Section 10.2 or Section 13.1 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.9 with respect to any Participant. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary, subject to the provisions of Section 13.26 hereof.

(b) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.13	Assignments

Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)	Minimum Amounts. (i) In the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (ii) in any case not described in subsection (a)(i) of this Section, the aggregate amount of the Term Loan Commitments (which for this purpose includes Term Loans outstanding thereunder) or, if the Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of each Effective Date) shall not be less than $1,000,000, in the aggregate of all assigned Term Credit and Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 9.1(a), Section 9.1(k), or Section 9.1(l), the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or Term Loan Commitments assigned.

(c)	Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.13(a)(ii) and, in addition:

(i)	the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 9.1(a), Section 9.1(k), or Section 9.1(l) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(ii)	the consent of the Administrative Agent.

(d)	Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $5,000; provided, however, that if the assignee is a Lender, or an affiliate of a Lender, such processing and recordation fee shall not be due, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e)	No Assignment to the Borrower. No such assignment or participation shall be made to Holdings, the Borrower or any of their Affiliates or Subsidiaries without the consent of each Lender.

(f)	No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(g)	Notarisation. Each Assignment and Acceptance may be notarised in a Spanish Public Document by the parties thereto at the request of any of these.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.13 hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.7 and 13.16 with respect to facts and circumstances occurring prior to the effective date of such assignment, and notwithstanding the foregoing, shall continue to be bound by Section 13.26 hereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.12 hereof.

(h)	Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York City, New York, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(i)	Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

13.14	Amendments

Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(a)	no amendment or waiver pursuant to this Section 13.14 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the

Lender to which such payment is owing or which has committed to make such Loan hereunder;

(b)	no amendment or waiver pursuant to this Section 13.14 shall, unless signed by each Lender, change the definition of Maturity Date, Required Lenders or Term Loan Percentage, change the provisions of Section 4.1 or Section 13.8, change the provisions of this Section 13.14, release any material guarantor or any substantial part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

(c)	no amendment to Article 12 hereof shall be made without the consent of the Guarantor(s) affected thereby;

(d)	change Section 4.1 or any other provision in this Agreement or any other Loan Documents, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby; or

(e)	subordinate the payment priority of the Obligations or the lien priority of any Liens securing the Obligations (in each case, except as otherwise expressly permitted by this Agreement or the other Loan Documents as in effect on the Closing Date) without the written consent of each Lender directly affected thereby;

provided, however, that notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. No writing shall be required to give effect to the provisions of this Section 13.14.

13.15	Headings

Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

13.16	Costs and Expenses; Indemnification

(a) The Borrower agrees to pay all reasonable, reasonably itemized, out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic environmental audits (to the extent reasonably necessary to comply with Section 8.16(b) hereof), title insurance policies, collateral filing fees and lien searches. The Borrower agrees to pay to the Administrative Agent and each Lender, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender, including reasonable attorneys’ fees and disbursements and court costs, in connection with any amount payable under Section 2.6 hereof and in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified as determined by a court of competent jurisdiction in a final and non-appealable judgment. To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all fees and disbursements of counsel to any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any Hazardous Material by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, provincial, territorial or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages, costs, losses or expenses arising from the willful misconduct or gross negligence of the party claiming indemnification as determined by a court of competent jurisdiction in a final and non-appealable judgment. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each Indemnitee and its successors and assigns.

(c) The Borrower hereby covenants with the Administrative Agent and each Lender that it shall at all times hereafter keep the Administrative Agent and such Lender indemnified and held harmless from and against all suits (whether founded or unfounded), actions, proceedings, judgments, demands or claims instituted or made against the Administrative Agent or such Lender in any way relating to or arising out of any of the Loan Documents or financing of a portion of the purchase price of the Merv Acquisition by the Lenders pursuant to the Term Credit, and all costs, losses, liabilities, damages and expenses (including all reasonable legal fees) incurred by the Administrative Agent or such Lender in any way relating thereto or relating to or arising out of the Loan Documents and the transactions contemplated thereby, including, without limitation, in respect of any default by the Borrower or any Subsidiary under any provision of any of the Loan Documents (collectively, the “Damages”). If and for so long as no Default or Event of Default has occurred and is continuing, the Borrower, at its option, shall be entitled to conduct the defense of such suit, action or proceeding with the participation of and taking into account the best interests of the Administrative Agent or such Lender. If the Administrative Agent or such Lender shall determine in good faith that the defense of any such suit, action or proceeding is not being conducted in the best interests of the Administrative Agent or such Lender, the Administrative Agent or such Lender shall on notice to the Borrower (and for the account of the Borrower) be entitled to take over the sole conduct of the defense of such suit, action or proceeding. This indemnity shall extend to the officers, directors, employees, agents, shareholders and assignees of the Administrative Agent and each Lender but shall not apply to Damages to the extent that such Damages are determined by a court of competent jurisdiction by final and non-appealable judgment to be arising from or attributable to the willful misconduct or gross negligence of the Administrative Agent or such Lender or the officers, directors, employees, agents, shareholders and assignees thereof.

(d) For the avoidance of doubt, notwithstanding anything to the contrary contained in this Section 13.16, any indemnification obligations of the Borrower and the other Credit Parties under this Section 13.16 shall not apply with respect to any Taxes, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim under this Section 13.16.

13.17	Set Off

In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, upon providing written notice to the Administrative Agent, but without notice to the Borrower, any Guarantor or to any other Person other than the Administrative Agent, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the overdue Obligations of the Borrower or such Guarantor to that Lender or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans and other amounts due hereunder shall have been accelerated pursuant to Article 9 hereof.

13.18	Entire Agreement

This Agreement and the other Loan Documents constitute the whole and entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations, written or oral, in respect thereof.

13.19	Governing Law

This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

13.20	Severability of Provisions

Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

13.21	Construction

The parties acknowledge and agree that the Loan Documents shall not be construed more favourably in favour of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

13.22	Lender’s Obligations Several

The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

13.23	Submission to Jurisdiction; Waiver of Jury Trial

The Borrower and the Guarantors (other than any Mexican Guarantor) hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors (other than any Mexican Guarantor) irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. With respect to any legal proceeding involving a Mexican Guarantor, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York and waives any right to which it may be entitled on account of place of residence or domicile. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

13.24	USA Patriot Act

The Administrative Agent and each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and such Lender to identify the Borrower in accordance with the Act.

13.25	Hypothecary Representative

Each Lender hereby appoints and authorizes the Administrative Agent, as part of its duties as Administrative Agent, as the hypothecary representative within the meaning of Article 2692 of the Civil Code of Québec (in such capacity, the “Hypothecary Representative”) of the Lenders for the purposes of holding any security granted by any Credit Party pursuant to the laws of the Province of Québec and to exercise such rights and duties as are conferred upon the Hypothecary Representative thereunder and under applicable laws (with the power to delegate any such rights and duties as appropriate). Each Person who becomes a Lender hereunder (including by its execution of an assignment and assumption agreement) shall be deemed to have consented to and ratified the foregoing appointment of the Hypothecary Representative and to have ratified all actions taken by the Hypothecary Representative prior to such date. For greater certainty, the Hypothecary Representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the

Administrative Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Administrative Agent (which shall include its resignation as Hypothecary Representative), such successor Administrative Agent shall also act as the Hypothecary Representative.

13.26	Confidentiality

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any governmental or regulatory authority (including any self regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena, court order or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) subject to an agreement containing provisions substantially the same as those of this Section, to any pledgee of a Lender, in respect of a pledge permitted by Section 13.13 hereof, (h) subject to an agreement containing provisions substantially the same as this Section, to any Lender’s equity investors, (i) with the prior written consent of the Borrower, (j) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender on a non confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (k) to rating agencies if requested or required by such agencies in connection with a rating relating to the Term Loans or the Term Loan Commitments hereunder, (l) subject to an agreement containing provisions substantially the same as those of this Section 13.26, to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligation under this Agreement, or (m) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (m). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a non confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries. This Section 13.26 shall survive for one (1) year after the termination of all of the Term Loan Commitments and the payment of all Obligations due hereunder.

Notwithstanding any contrary provision of this Section 13.26, each Lender shall have the right to publicize its participation in the Loan and the transactions contemplated in this Agreement and the other Loan Documents through industry standard methods including, without limitation, tombstone advertisements and press releases. Prior to any publication, such Lender will secure the Borrower’s approval of the form and content of publication, which will not be unreasonably withheld.

13.27	Judgment Currency

(a) The obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents to make payments in Canadian Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Canadian Dollar Equivalent, determined in each case as of the Business Day immediately preceding the day on which the judgment is rendered (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, such amount payable by the applicable Borrower or Guarantor shall be reduced or increased, as applicable, such that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) Any amount due from the applicable Borrower or Guarantor under the provisions of Section 13.27(b) will be due as a separate debt and will not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any other Loan Document.

13.28	Electronic Communication

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing subsection (i) of notification that such notice or communication is available and identifying the website address therefor.

13.29	Acknowledgement Regarding Any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)	In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.30	Formalities

(a)	Spanish Public Document

(i)	The Credit Parties undertake to raise this Agreement, the Second Lien Tranche A Intercreditor Agreement, the Pari Passu Intercreditor Agreement, the other Loan Documents governed by Spanish law and any accession, amendment, extension thereto, will be formalised in a Spanish Public Document prior to the date that is one hundred and twenty (120) days after the Closing Date (or such later date acceptable to the Administrative Agent) and in any case simultaneously with the execution of the acts set out in Section 5.4(a) above for the purposes of Article 517 et seq. of the Spanish Civil Procedural Law.

(ii)	This Agreement will have the effects established under articles 517 et seq. of the Spanish Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil).

(iii)	Each Party hereby expressly authorises the Administrative Agent (and any other Lender, as appropriate) to reasonably request and obtain from the Spanish notary public before whom any Loan Document has been formalised, any further copy of any Loan Document notarised.

(b)	Executive Proceedings

For the purposes of Article 571 et seq. of the Spanish Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil):

(i)	the amount due and payable under the Loan Documents that may be claimed in any executive proceedings will be detailed in a certificate supplied by the Administrative Agent or any other Lender and will be based on the bank accounts maintained by the Administrative Agent or that Lender in connection with this Agreement, into which the Administrative Agent will debit the amounts for principal, interest (including default interest), fees, costs, expenses and other sums owed by the Credit Parties under this Agreement, and shall credit into such account all sums received by the Administrative Agent in payment of the amounts owed by the Credit Parties under this Agreement, such that the balance of the said account shall at all times reflect the amounts owed by the Credit Parties under this Agreement;

(ii)	the Parties expressly agree that such balance shall be considered as an acknowledgement of debt and may be claimed pursuant to the same provisions of such law;

(iii)	the determination of the debt to be claimed through the executive proceeding shall be effected by the Administrative Agent (or the relevant Lender, as the case may be) by means of the appropriate certificate evidencing the balance shown in the account or accounts maintained by the Administrative Agent or that Lender in connection with this Agreement in respect of the relevant Credit Party; and

(iv)	each Lender may (at the cost of the relevant Credit Party) have the certificate notarised.

(c)	Upon the Administrative Agent’s reasonable request, the Credit Parties shall (at their own expense), within 5 Business Days provide a sworn translation of this Agreement.

(d)	A Lender may start executive proceedings by presenting to any relevant court:

(i)	an original notarial copy (“copia autorizada con fuerza elecutiva”) of this Agreement; and

(ii)	a notarial document (acta notarial) incorporating the certificate of that Lender referred to in Article 13.30(b), evidencing that the determination of the amounts due and payable by the relevant Credit Party have been calculated as agreed in this Agreement and that such amounts coincide with the balance shown in the account or accounts maintained by the Administrative Agent or that Lender in connection with this Agreement in respect of the relevant Credit Party.

13.31	Pari Passu Second Lien Intercreditor Agreement

To the extent of any inconsistency between the terms of this Agreement and the terms of the Pari Passu Second Lien Intercreditor Agreement, the terms of the Pari Passu Second Lien Intercreditor Agreement shall prevail.

13.32	Limitation on Recourse under Limited Circumstances

Upon the occurrence and continuance of (i) acceleration of the First Lien Facilities by the First Lien Administrative Agent such that the Obligations thereunder become immediately due and payable and (ii) foreclosure by the First Lien Administrative Agent of its security interest in the equity in the Borrower pledged thereunder, and only during the occurrence and continuance of such acceleration and foreclosure, the Obligations hereunder shall be limited in recourse to the senior priority payment rights in respect thereof hereunder in all proceeds of the JV Real Property and the JV Real Property Bank Account.

(The remainder of this page is intentionally left blank; signature page follows.)

This credit agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWER:

MERV FINCO LLC

by	/s/ Giancarlo D’Andrade
	Name:	Giancarlo D’Andrade
	Title:	President

Signature Page – Second Lien Tranche A Credit Agreement

HOLDINGS:

MERV MIDCO LLC

by	/s/ Giancarlo D’Andrade
	Name:	Giancarlo D’Andrade
	Title:	President

Signature Page – Second Lien Tranche A Credit Agreement

BELLOTA HERRAMIENTAS, S.L.U.

by	/s/ Laureano Arostegui Lacabex
	Name:	Laureano Arostegui Lacabex
	Title:	Legal Representative, on behalf of VNPI, Sole Director

VNPI UK HOLDINGS LIMITED

by	/s/ Timothy John Klaus
	Name:	Timothy John Klaus
	Title:	Director

BELLOTA MEXICO, S.A. DE C.V.

by	/s/ Pablo Izeta
	Name:	Pablo Izeta
	Title:	Authorized Signatory

BELLOTA COLOMBIA, S.A.S.

by	/s/ Carlos Efrain Polo
	Name:	Carlos Efrain Polo
	Title:	Authorized Signatory

BURGON & BALL LIMITED

by	/s/ Timothy John Klaus
	Name:	Timothy John Klaus
	Title:	Director

BELLOTA US CORP.

by	/s/ Giancarlo D’Andrade
	Name:	Giancarlo D’Andrade
	Title:	President

Signature Page – Second Lien Tranche A Credit Agreement

CORONA CLIPPER, INC.

by	/s/ Timothy John Klaus
	Name:	Timothy John Klaus
	Title:	Treasurer

MANUFACTURERA CORONA cLIPPER, S.A. DE C.V.

by	/s/ Giancarlo D’Andrade
	Name:	Giancarlo D’Andrade
	Title:	President

VENANPRI TOOLS MONTERREY S. DE R.L. DE C.V.

by	/s/ Timothy John Klaus
	Name:	Timothy John Klaus
	Title:	Secretary

MERV FORCO, S.L.U.

by	/s/ Lorenzo Martinez Maeso
	Name:	Lorenzo Martinez Maeso
	Title:	Authorized Signatory

Signature Page – Second Lien Tranche A Credit Agreement

LOAN PARTIES:	THE AMES COMPANIES, LLC

	by	/s/ Seth L. Kaplan
		Name:	Seth L. Kaplan
		Title:	Vice President and Secretary

CLOSETMAID CANADA LIMITED

	by	/s/ Jennifer L. Adamy
		Name:	Jennifer L. Adamy
		Title:	Vice President and Assistant Secretary

CLOSETMAID LLC

	by	/s/ Seth L. Kaplan
		Name:	Seth L. Kaplan
		Title:	Vice President and Secretary

1346022 ALBERTA ULC

	by	/s/ Julie Potvin
		Name:	Julie Potvin
		Title:	Secretary

AMES HOLDINGS, INC.

	by	/s/ Seth L. Kaplan
		Name:	Seth L. Kaplan
		Title:	Vice President and Secretary

Signature Page – Second Lien Tranche A Credit Agreement

GARANT GP, by its partners:

CLOSETMAID CANADA LIMITED

by	/s/ Jennifer L. Adamy
	Name:	Jennifer L. Adamy
	Title:	Vice President and Assistant Secretary

1346022 ALBERTA ULC

by	/s/ Julie Potvin
	Name:	Julie Potvin
	Title:	Secretary

Signature Page – Second Lien Tranche A Credit Agreement

ADMINISTRATIVE AGENT:	UMB BANK, N.A.

	by	/s/ Josh James
		Name:	Josh James
		Title:	Vice President

Signature Page – Second Lien Tranche A Credit Agreement

LENDER:	GRIFFON 2L LOAN HOLDCO, LLC

	by	/s/ Seth L. Kaplan
		Name:	Seth L. Kaplan
		Title:	Executive Vice President

Signature Page – Second Lien Tranche A Credit Agreement